Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
DNB FINANCIAL CORPORATION
AND
EAST RIVER BANK

i

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of April 4, 2016, by and between DNB Financial Corporation, a Pennsylvania corporation ("DNB"), and East River Bank, a Pennsylvania chartered savings bank ("ERB").
WHEREAS, the Board of Directors of each of DNB and ERB (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and declaring its advisability; and
WHEREAS, in accordance with the terms of this Agreement, ERB will merge with and into DNB First, N.A., a national bank and wholly owned subsidiary of DNB ("DNB Bank")(the "Merger") pursuant to the terms of the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A; and
WHEREAS, as a condition to the willingness of DNB to enter into this Agreement, each of the directors and executive officers of ERB has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with DNB (the "ERB Voting Agreements"), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of ERB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the ERB Voting Agreements; and
WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be and is hereby adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
 CERTAIN DEFINITIONS
1.1.            Certain Definitions.
As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).
"ACA" shall have the meaning set forth in Section 4.12.2.
"ACBB" shall mean Atlantic Community Bankers Bank.
"Acquisition Proposal" shall have the meaning set forth in Section 6.10.1.
"Acquisition Transaction" shall have the meaning set forth in Section 6.10.1.
"Adjusted DNB Ratio" shall have the meaning set forth in Section 11.1.7.
"Adjusted Per Share Stock Consideration" shall have the meaning set forth in Section 11.1.7.
"Administrative Delinquencies" shall mean loans (a) that are current (less than 30 days delinquent), but have reached a maturity date and have not yet been extended, and (b) that are more than 30 days delinquent as a result of (i) a delay in billing by ERB, (ii) a delay in posting payments by ERB, or (iii) weather, hostilities, or other events not in the borrower's control that delay the delivery of payments generally to ERB.
"Affiliate" shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
"Agreement" shall mean this agreement, together with any amendment hereto.
"Applications" shall mean the applications for regulatory approval that are required by the transactions contemplated hereby.
"Average Closing Price" shall have the meaning set forth in Section 11.1.7.
"Bank Regulator" shall mean any federal or state banking regulator, including but not limited to the OCC, the FRB, the FDIC and the Pennsylvania Department, which regulates DNB Bank or ERB, or any of their respective holding companies or subsidiaries, as the case may be.
"Business Day" shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.
"Cash Election" shall have the meaning set forth in Section 3.1.4.

"Cash Election Shares" shall have the meaning set forth in Section 3.1.4.
"Cash-Out Consideration" shall have the meaning set forth in Section 3.3.9.
"Certificates" shall mean certificates evidencing shares of ERB Common Stock.
"Claim" shall have the meaning set forth in Section 7.9.1.
"Closing" shall have the meaning set forth in Section 2.2.
"Closing Date" shall have the meaning set forth in Section 2.2.
"COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
"Code" shall have the meaning assigned in the recitals of this Agreement.
"Confidentiality Agreements" shall have the meaning set forth in Section 12.1.
"Continuing Employees" shall have the meaning set forth in Section 7.8.1.
"Determination Date" shall have the meaning set forth in Section 11.1.7.
"Dissenting Shareholder" shall have the meaning set forth in Section 3.3.10.
"Dissenting Shares" shall have the meaning set forth in Section 3.3.10.
"DNB" shall mean DNB Financial Corporation, a Pennsylvania corporation, with its principal executive offices located at 4 Brandywine Avenue, Downingtown, PA 19335.
"DNB Audit Committee" shall have the meaning set forth in Section 5.5.3.
"DNB Bank" shall mean DNB First, N.A., a national bank, with its principal offices located at 4 Brandywine Avenue, Downingtown, PA 19335, which is a wholly owned subsidiary of DNB.
"DNB Common Stock" shall mean the common stock, par value $1.00 per share, of DNB.
"DNB Compensation and Benefit Plans" shall mean all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by DNB or any DNB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of DNB or any DNB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

"DNB Disclosure Schedule" shall mean a written disclosure schedule delivered by DNB to ERB specifically referring to the appropriate section of this Agreement.
"DNB ERISA Affiliate" shall have the meaning set forth in Section 5.11.3.
"DNB Financial Statements" shall mean the (a) the audited consolidated statements of condition (including related notes and schedules) of DNB and subsidiaries as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of DNB and subsidiaries for each of the two years ended December 31, 2015 and 2014, as set forth in DNB's annual report for the year ended December 31, 2015, and (b) the unaudited interim consolidated financial statements of DNB and subsidiaries as of the end of each calendar quarter following December 31, 2015, and for the periods then ended, as filed by DNB in its Securities Documents.
"DNB MAE Rep" shall mean each of the representations and warranties set forth in the following sections and subsections:  5.1.1 (other than the first sentence thereof), 5.1.2 (other than the first sentence thereof), 5.2.3, 5.2.4, 5.3.2 (beginning at clause (c)(ii) thereof), 5.4, 5.6, 5.7, 5.8, 5.9, 5.10.1 (other than the first sentence thereof), 5.10.2, 5.10.4, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.20 and 5.21.
"DNB Payment" shall have the meaning set forth in Section 11.2.2.
"DNB Pension Plan" shall have the meaning set forth in Section 5.11.3.
"DNB Ratio" shall have the meaning set forth in Section 11.1.7.
"DNB Recommendation" shall have the meaning set forth in Section 8.1.2.
"DNB Regulatory Agreement" shall have the meaning set forth in Section 5.10.3.
"DNB Shareholders Meeting" shall have the meaning set forth in Section 8.1.2.
"DNB Stock Benefit Plans" shall mean the (i) Deferred Compensation Plan for Directors of DNB Financial Corporation, effective as of October 1, 2006, (ii) DNB Financial Corporation Deferred Compensation Plan, effective as of October 1, 2006, (iii) DNB Financial Corporation Incentive Equity and Deferred Compensation Plan, as amended and restated effective as of May 5, 2009, and (iv) 1995 Stock Option Plan of DNB Financial Corporation, as amended and restated effective as of April 25, 2012.
"DNB Subsidiary" shall mean a Subsidiary of DNB.
"Effective Time" shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.
"Election Deadline" shall have the meaning set forth in Section 3.2.3.
"Election Form" shall have the meaning set forth in Section 3.2.2.

"Employment Agreements" shall mean the employment agreements referred to in Section 7.8.6.
"Environmental Laws" shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.
"ERB" shall mean East River Bank, a Pennsylvania chartered savings bank, with its principal offices located at 4341 Ridge Avenue, Philadelphia, PA 19129.
"ERB Common Stock" shall mean the common stock, $0.10 par value per share, of ERB.
"ERB Delinquencies" shall mean (a) all loans with principal and/or interest that are more than 30 days contractually past due and still accruing, (b) all loans that are on non-accrual or non-performing status, (c) OREO, (d) the aggregate amount, if any, of net loan charge-offs by ERB between December 31, 2015 and the month-end immediately preceding the Closing Date, and (e) Troubled Debt Restructurings not otherwise included in clauses (a), (c) or (d) of this definition; provided, however, that ERB Delinquencies shall not include any loans which are Administrative Delinquencies.  For purposes of clauses (a), (b) and (e) of this definition, the aggregate amount of the loan balances included therein shall be net of any charge-offs.
"ERB Disclosure Schedule" shall mean a written disclosure schedule delivered by ERB to DNB specifically referring to the appropriate section of this Agreement.
"ERB Directors" has the meaning set forth in Section 7.12.
"ERB ERISA Affiliate" shall have the meaning set forth in Section 4.12.3.
"ERB Financial Statements" shall mean (a) the audited consolidated balance sheets (including related notes and schedules, if any) of ERB and Subsidiaries as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of ERB and subsidiaries for each of the two years ended December 31, 2015 and 2014, and (b) the unaudited interim consolidated financial statements of ERB and Subsidiaries as of the end of each calendar quarter following December 31, 2015 and for the periods then ended.

"ERB MAE Rep" shall mean each of the representations and warranties set forth in the following sections and subsections:  4.1.1 (other than the first sentence thereof), 4.1.2 (other than the first sentence thereof), 4.2.3, 4.2.4, 4.3.2 (beginning at clause (c)(ii) thereof), 4.4, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11.1 (other than the first sentence thereof), 4.11.2, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26.2 and 4.27.
"ERB Option" shall mean an option to purchase shares of ERB Common Stock granted pursuant to the ERB Stock Benefit Plan and as set forth in ERB Disclosure Schedule 4.2.1.
"ERB Preferred Stock" shall mean the preferred stock, no par value per share, of ERB.
"ERB Real Property" shall mean a parcel of real estate owned or leased by ERB or a ERB Subsidiary.
"ERB Recommendation" shall have the meaning set forth in Section 8.1.1.
"ERB Regulatory Agreement" shall have the meaning set forth in Section 4.11.3.
"ERB Regulatory Reports" shall mean the Consolidated Report of Condition and Income of ERB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date.
"ERB Shareholders Meeting" shall have the meaning set forth in Section 8.1.1.
"ERB Stock Benefit Plan" shall mean the East River Bank 2013 Stock Compensation Plan.
"ERB Subsequent Determination" shall have the meaning set forth in Section 6.10.5.
"ERB Subsidiary" shall mean a Subsidiary of ERB.
"ERB Voting Agreements" shall have the meaning set forth in the recitals of this Agreement.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
"Exchange Agent" shall mean Computershare, Inc., or such other bank or trust company or other agent designated by DNB and reasonably acceptable to ERB.
"Exchange Fund" shall have the meaning set forth in Section 3.3.1.

"Exchange Ratio" shall mean 0.6562, subject to adjustment as provided in Section 3.1.3 hereof.
"FDIA" shall mean the Federal Deposit Insurance Act, as amended.
"FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.
"FHLB" shall mean the Federal Home Loan Bank of Pittsburgh.
"FRB" shall mean the Board of Governors of the Federal Reserve System.
"GAAP" shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.
"Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.
"Griffin" shall have the meaning set forth in Section 4.13.
"health plans" shall have the meaning set forth in Section 7.8.4.
"HIPAA" shall have the meaning set forth in Section 4.12.2.
"Indemnified Parties" shall have the meaning set forth in Section 7.9.1.
"Index Price" shall have the meaning set forth in Section 11.1.7.
"Index Ratio" shall have the meaning set forth in Section 11.1.7.
"IRS" shall mean the United States Internal Revenue Service.
"Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and in the case of ERB shall include, without limitation, those persons set forth in ERB Disclosure Schedule 1.1, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person.
"Mailing Date" shall have the meaning set forth in Section 3.2.2.

"Material Adverse Effect" shall mean, with respect to DNB or ERB, respectively, any effect that (a) is material and adverse to the financial condition, results of operations or business of DNB and the DNB Subsidiaries taken as a whole, or ERB and the ERB Subsidiaries taken as a whole, respectively, or (b) does or would materially impair the ability of either ERB, on the one hand, or DNB, on the other hand, to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (i) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; (vii) any legal action asserted or other actions initiated by any holder of shares of ERB Common Stock or the holder of any shares of DNB Common Stock arising out of or related to this Agreement; or (viii) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); except, with respect to clauses (i), (ii), (v) and (vi), to the extent that the effects of such changes or conditions disproportionately affect ERB and its Subsidiaries taken as a whole or DNB and its Subsidiaries taken as a whole, as the case may be, as compared to similarly situated community banks and their holding companies located in the United States.
"Material Contracts" shall have the meaning set forth in Section 4.8.3.
"Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.
"Maximum Amount" shall have the meaning set forth in Section 7.9.3.
"Merger" shall have the meaning set forth in the recitals of this Agreement.
"Merger Consideration" shall mean the Per Share Cash Consideration and the Per Share Stock Consideration, as the case may be, to be paid pursuant to the provisions of Article III hereof.
"Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of DNB Common Stock to be offered to holders of ERB Common Stock in connection with the Merger.
"Nasdaq" shall mean the NASDAQ Capital Market of the NASDAQ Stock Market.
"NBA" shall mean the National Bank Act.
"Non-Election Shares" shall have the meaning set forth in Section 3.1.5.

"Notice of Superior Proposal" shall have the meaning set forth in Section 6.10.5.
"OCC" shall mean the Office of the Comptroller of the Currency.
"OREO" shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.
"Participation Facility" shall have the meaning set forth in Section 4.14.1.
"PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.
"Pennsylvania Department" shall mean the Pennsylvania Department of Banking and Securities.
"Pension Plan" shall have the meaning set forth in Section 4.12.2.
"Per Share Cash Consideration" shall mean $18.65, subject to adjustment as provided in Section 3.1.4.
"Per Share Merger Consideration" shall mean, collectively, the Per Share Cash Consideration together with the Per Share Stock Consideration.
"Per Share Stock Consideration" shall mean such number of shares or fraction of a share, as the case may be, of DNB Common Stock as is equal to the product of (i) one and (ii) the Exchange Ratio, subject to adjustment as provided in Section 3.1.3.
"Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).
"Phase I" shall mean a Phase I Environmental Site Assessment performed in accordance with ASTM E1527-05 and/or the "all appropriate inquiry" standards set forth at 40 C.F.R. Part 312.
"Phase II" shall have the meaning set forth in Section 6.3.
"Policies, Practices and Procedures" shall have the meaning set forth in Section 4.27.2.
"Pre-Closing" shall have the meaning set forth in Section 10.1.
"Proxy Statement-Prospectus" shall have the meaning set forth in Section 8.2.1.
"Regulatory Approvals" shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.
"Representative" shall have the meaning set forth in Section 3.2.2.
"Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

"SEC" shall mean the United States Securities and Exchange Commission or any successor thereto.
"Securities Act" shall mean the Securities Act of 1933, as amended.
"Securities Documents" shall mean all reports, prospectuses, proxy or information statements, registration statements and all other documents filed, or required to be filed, by DNB with the SEC pursuant to the Securities Laws.
"Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.
"Shortfall Number" shall have the meaning set forth in Section 3.2.6.
"Starting Date" shall have the meaning set forth in Section 11.1.7.
"Starting Price" shall have the meaning set forth in Section 11.1.7.
"Stock Conversion Number" shall have the meaning set forth in Section 3.2.1.
"Stock Election" shall have the meaning set forth in Section 3.1.3.
"Stock Election Number" shall have the meaning set forth in Section 3.2.5.
"Stock Election Shares" shall have the meaning set forth in Section 3.1.3.
"Subsidiary" shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.
"Superior Proposal" shall have the meaning set forth in Section 6.10.2.
"Surviving Institution" shall have the meaning set forth in Section 2.1 hereof.
"Tax" shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

"Tax Return" shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.
"Taxing Authority" shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.
"Termination Date" shall mean November 30, 2016.
"Treasury Stock" shall have the meaning set forth in Section 3.1.2.
"Troubled Debt Restructurings" shall mean loans that are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring" (ASC 310-40), or any successor thereto.
Other terms used herein are defined in the recitals and elsewhere in this Agreement.
ARTICLE II
 THE MERGER
2.1.            Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time or such other later time as may be specified by the OCC: (a) ERB shall merge with and into DNB Bank under the laws of the United States and the Commonwealth of Pennsylvania, with DNB Bank as the resulting or surviving institution (the "Surviving Institution"); and (b) in addition to the effects set forth in 12 U.S.C. § 215a, the applicable provisions of the regulations of the OCC and other applicable law, the separate existence of ERB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of ERB shall be vested in and assumed by DNB Bank.  As part of the Merger, each share of ERB Common Stock (other than Treasury Stock and Dissenting Shares) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.
2.2.            Effective Time.
The closing ("Closing") shall occur no later than the close of business on the twentieth calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties, provided however, that in no event shall the Closing occur prior to July 1, 2016.  The Merger shall be effected by a certification of the OCC on the day of the Closing (the "Closing Date"), in accordance with the NBA.  The "Effective Time" shall mean the date and time upon which the Merger shall be effective as specified by the OCC.

2.3.            Articles of Association and Bylaws.
The articles of association and bylaws of DNB Bank in effect immediately prior to the Effective Time shall be the articles of association and bylaws of the Surviving Institution, until altered, amended or repealed in accordance with their terms and applicable law.
2.4.            Directors and Officers of DNB and the Surviving Institution.
Subject to Section 7.12, the directors of DNB Bank immediately prior to the Effective Time shall be the initial directors of the Surviving Institution, each to hold office in accordance with the articles of association and bylaws of DNB Bank. Subject to Section 7.8.6 and the Employment Agreements referenced therein, the officers of DNB Bank immediately prior to the Effective Time shall be the initial officers of the Surviving Institution, in each case until their respective successors are duly elected or appointed and qualified.
2.5.            Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement and the NBA.
2.6.            Tax Consequences.
It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Closing, neither DNB, ERB nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.  DNB and ERB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.
2.7.            Possible Alternative Structures.
Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time DNB shall be entitled to revise the structure of the Merger, including, without limitation, by merging ERB into a newly created wholly-owned Subsidiary of DNB; provided that (a) any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (b) there are no adverse federal or state income tax or other adverse tax consequences to ERB shareholders as a result of the modification; (c) the consideration to be paid to the holders of ERB Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (d) such modification will not materially delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise materially delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect ERB or the holders of ERB Common Stock.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.            Absence of Control.
Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that DNB by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, ERB or to exercise, directly or indirectly, a controlling influence over the management or policies of ERB.
ARTICLE III
 CONVERSION OF SHARES
3.1.            Conversion of ERB Common Stock; Merger Consideration.
At the Effective Time, by virtue of the Merger and without any action on the part of DNB, ERB or the holders of any of the shares of ERB Common Stock, the Merger shall be effected in accordance with the following terms:
3.1.1.                  DNB Shares.  Each share of DNB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
3.1.2.                  Canceled ERB Shares.  All shares of ERB Common Stock held in the treasury of ERB ("Treasury Stock") and each share of ERB Common Stock owned by DNB immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.
3.1.3.                  Each outstanding share of ERB Common Stock with respect to which an election to receive DNB Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a "Stock Election"), shall be converted into the right to receive (i) 0.6562 (the "Exchange Ratio") of a share of DNB Common Stock, subject to adjustment as provided in Sections 3.1.7, 3.2 and 11.1.7 (the "Per Share Stock Consideration") (collectively, the "Stock Election Shares").
3.1.4.                  Each outstanding share of ERB Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a "Cash Election"), shall be converted into the right to receive a cash payment, without interest, equal to $18.65 (the "Per Share Cash Consideration"), subject to adjustment as provided in Sections 3.1.7, 3.2 and 11.1.7 (collectively, the "Cash Election Shares").

3.1.5.                  Except for Dissenting Shares, each outstanding share of ERB Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, "Non-Election Shares"), shall be converted into the right to receive such Per Share Stock Consideration and/or Per Share Cash Consideration as shall be determined in accordance with Section 3.2, subject to adjustment as provided in Sections 3.1.7 and 11.1.7.
3.1.6.                  Rights of ERB Shares Post-Effective Time.  After the Effective Time, shares of ERB Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist and shall thereafter by operation of this section represent only the right to receive the Merger Consideration, other than Dissenting Shares, and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by ERB on such shares of ERB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. Dissenting Shares shall have such rights as provided therefor under applicable law.
3.1.7.                  Stock Splits, Etc.  In the event DNB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of DNB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding DNB Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to DNB Common Stock if DNB issues additional shares of DNB Common Stock and receives fair market value consideration for such shares.
3.1.8.                  No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of DNB Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to DNB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of DNB.  In lieu of the issuance of any such fractional share, DNB shall pay to each former shareholder of ERB who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of ERB Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of DNB Common Stock to which such holder would otherwise have been entitled to receive pursuant to Section 3.1, and (b) the quotient obtained by dividing (y) the Per Share Cash Consideration, by (y) the Exchange Ratio (subject to adjustment as provided in Sections 3.1.5 and 11.1.7). For purposes of determining any fractional share interest, all shares of ERB Common Stock owned by an ERB shareholder shall be combined so as to calculate the maximum number of whole shares of DNB Common Stock issuable to such ERB shareholder.

3.2.            Election Procedures.
3.2.1.                  Holders of record of ERB Common Stock may elect to receive shares of DNB Common Stock or cash in exchange for their shares of ERB Common Stock.  The total number of shares of ERB Common Stock to be converted into Per Share Stock Consideration pursuant to this Section 3.2.1 shall be equal to 2,085,662 (the "Stock Conversion Number").  All other shares of ERB Common Stock other than Dissenting Shares shall be converted into Per Share Cash Consideration.
3.2.2.                  An election form and other appropriate customary transmittal material in such form as DNB and ERB shall mutually agree ("Election Form") will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the Election Deadline or on such earlier date as DNB and ERB shall mutually agree (the "Mailing Date") to each holder of record of ERB Common Stock as of five (5) Business Days prior to the Mailing Date permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of ERB Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provisions of Section 3.1.4, (ii) to specify the number of shares of ERB Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provisions of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or DNB Common Stock for such shares.  Holders of record of shares of ERB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that each such Election Form covers all the shares of ERB Common Stock held by each Representative for a particular beneficial owner.  Any shares of ERB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  DNB shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of ERB Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and ERB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
3.2.3.                  The term "Election Deadline", as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the ERB Shareholders Meeting and (ii) the date that DNB and ERB shall agree is as near as practicable to five (5) business days prior to the expected Closing Date.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all the shares of ERB Common Stock covered by such Election Form.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Shares of ERB Common Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition if a holder of ERB Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  Neither DNB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4.                  No later than three (3) business days after the Effective Time, DNB shall cause the Exchange Agent to effect the allocation among holders of ERB Common Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.
3.2.5.                  If the aggregate number of shares of ERB Common Stock with respect to which Stock Elections shall have been made (the "Stock Election Number") exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders' Stock Election Shares being converted into the right to receive the Per Share Cash Consideration.
3.2.6.                  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(A)            If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Per Share Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Per Share Cash Consideration; or
(B)            If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Per Share Cash Consideration.

3.3.            Procedures for Exchange of ERB Common Stock.
3.3.1.                  Deposit of Merger Consideration.  At or prior to the Effective Time, DNB shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of DNB Common Stock sufficient to deliver the aggregate Per Share Stock Consideration, and (b) immediately available funds equal to the aggregate Per Share Cash Consideration and the aggregate cash necessary to satisfy cash in lieu of fractional shares (collectively, the "Exchange Fund") and DNB shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (including cash in lieu of fractional shares) in accordance with this Agreement.
3.3.2.                  Exchange of Certificates.  DNB shall cause the Exchange Agent, as soon as practicable but in no event more than five Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (including cash in lieu of fractional shares), if any, into which the ERB Common Stock represented by such Certificates shall have been converted as a result of the Merger.  The letter of transmittal shall be subject to the approval of ERB (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration into which such holder of ERB Common Stock shall have become entitled pursuant to the provisions of this Article III and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.
3.3.3.                  Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding ERB Common Stock shall have no rights, after the Effective Time, with respect to such ERB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to exercise his or her rights as a Dissenting Shareholder. No dividends or other distributions with respect to DNB Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of DNB Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article III.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of DNB Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of DNB Common Stock  represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the DNB Common Stock issuable with respect to such Certificate.

3.3.4.                  Surrender by Persons Other than Record Holders.  In the event of a transfer of ownership of a Certificate representing ERB Common Stock that is not registered in the stock transfer records of ERB, the proper amount of cash and/or shares of DNB Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such ERB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of DNB that the Tax has been paid or is not applicable.
3.3.5.                  Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of ERB of the shares of ERB Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of ERB Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (including cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in Section 3.3.
3.3.6.                  Return of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the shareholders of ERB as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to DNB.  In such event, any former shareholders of ERB who have not theretofore complied with this Section 3.3 shall thereafter look only to DNB with respect to the Per Share Merger Consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on the DNB Common Stock deliverable in respect of each share of ERB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of DNB, ERB, the Exchange Agent or any other person shall be liable to any former holder of shares of ERB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
3.3.7.                  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by DNB or the Exchange Agent, the posting by such person of a bond in such amount as DNB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration for each share of ERB Common Stock represented by such Certificate deliverable in respect thereof pursuant to this Agreement.

3.3.8.                  Withholding Rights.  DNB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of ERB Common Stock such amounts as DNB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by DNB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the ERB Common Stock in respect of whom such deduction and withholding were made by DNB or the Exchange Agent.
3.3.9.                  Treatment of ERB Options.  ERB Disclosure Schedule 3.3.9 sets forth all of the ERB Options as of the date hereof, which schedule includes, for each such ERB Option grant, the name of the individual grantee, the date of grant, the exercise price, the vesting schedule and the expiration date.  As of and immediately prior to the Effective Time, all rights with respect to each share of ERB Common Stock issuable pursuant to the exercise of ERB Options which remain outstanding at the Effective Time of the Merger and which have not yet been exercised, shall be canceled by ERB in exchange for a cash payment equal to the positive difference, if any, between $18.65 and the corresponding exercise price of such ERB Options (the "Cash-Out Consideration"), less any taxes required to be withheld therefrom. The cancellation of ERB Options in exchange for the Cash-Out Consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such ERB Options.  Prior to the Effective Time, ERB shall take or cause to be taken all actions, including obtaining any ERB employee consents, that may be necessary to effectuate the actions set forth in this Section 3.3.9.  ERB shall cause the termination, effective as of the Effective Time, of the ERB Stock Benefit Plan.
3.3.10.                  Dissenters' Rights.
(A)            Each outstanding share of ERB Common Stock, the holder of which has provided notice of his or her intent to dissent under and in accordance with applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  ERB shall give DNB prompt notice upon receipt by ERB of any such demands for payment of the fair value of such shares of ERB Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and DNB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands.  ERB shall not, except with the prior written consent of DNB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Institution.
(B)            If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive DNB Common Stock and/or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated Non-Election Shares. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of ERB Common Stock of such holder shall be entitled to receive the Merger Consideration.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF ERB
ERB represents and warrants to DNB that the statements contained in this Article IV are true and correct as of the date hereof and thereafter as of all times up to and including the Effective Time, subject to such qualifications and exceptions as are set forth in the ERB Disclosure Schedules delivered by ERB to DNB on the date hereof.  ERB has made a good faith effort to ensure that the disclosure on each schedule of the ERB Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the ERB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of ERB shall include the Knowledge of ERB and each of the ERB Subsidiaries.
4.1.            Organization.
4.1.1.                  ERB is a savings bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  ERB has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.  The deposits of ERB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by ERB when due.  ERB is a member in good standing of the FHLB and owns the requisite amount of stock therein.
4.1.2.                  ERB Disclosure Schedule 4.1.2 sets forth each ERB Subsidiary.  Each ERB Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each ERB Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted.  Each ERB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.
4.1.3.                  The respective minute books of ERB and each ERB Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents (including committees).
4.1.4.                  Prior to the date of this Agreement, ERB has made available to DNB true and correct copies of the articles of incorporation, charter and bylaws, or their other entity equivalents, of ERB and the ERB Subsidiaries, each as in effect as of the date hereof.

4.2.            Capitalization.
4.2.1.                  The authorized capital stock of ERB consists of 10,000,000 shares of common stock, $0.10 par value per share, of which as of the date hereof, 2,444,911 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, no par value per share, of which no shares are outstanding. There are zero shares of ERB Common Stock held by ERB as Treasury Stock.  Neither ERB nor any ERB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ERB Common Stock, or any other security of ERB or a ERB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of ERB Common Stock or any other security of ERB or any ERB Subsidiary, or pursuant to which ERB or any ERB Subsidiary is or could be required to register shares of ERB capital stock or other securities under the Securities Act, other than shares issuable under the ERB Stock Benefit Plan.  ERB Disclosure Schedule 4.2.1 sets forth the name of each holder of options to purchase ERB Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.
4.2.2.                  Except for the ERB Subsidiaries, ERB does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of ERB Subsidiaries, equity interests held by ERB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of ERB Subsidiaries, including stock in the FHLB and in ACBB.  Except as disclosed in ERB Disclosure Schedule 4.2.2, ERB, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each ERB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
4.2.3.                  Except as set forth on ERB Disclosure Schedule 4.2.3, to the Knowledge of ERB, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of ERB Common Stock.
4.2.4.                  ERB Disclosure Schedule 4.2.4 sets forth ERB's and all ERB Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any Person other than a ERB Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.
4.3.            Authority; No Violation.
4.3.1.                  ERB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by ERB's shareholders and approval by DNBs shareholders of the issuance of shares of DNB Common Stock in connection with the Merger, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by ERB and the consummation by ERB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of ERB, and no other corporate proceedings on the part of ERB, except for the approval of the ERB shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by ERB, and subject to due and valid execution and delivery of this Agreement by DNB, constitutes the valid and binding obligation of ERB, enforceable against ERB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

4.3.2.                  Subject to receipt of Regulatory Approvals and ERB's and DNB's compliance with any conditions contained therein, and to the receipt of the requisite approvals of the shareholders of ERB and the shareholders of DNB, (a) the execution and delivery of this Agreement by ERB, (b) the consummation of the transactions contemplated hereby, and (c) compliance by ERB with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of ERB or any ERB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ERB or any ERB Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ERB or any ERB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; (iv) cause DNB to become subject to, or to become liable for, the payment of any tax; or (v) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by ERB or any ERB Subsidiary.
4.3.3.                  The ERB Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of ERB and its shareholders, that it will recommend that ERB's shareholders vote in favor of the Merger, on the terms and conditions set forth in this Agreement, and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to ERB's shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the affirmative vote of two-thirds of the issued and outstanding shares of ERB Common Stock, at a duly held meeting of such shareholders, no other proceedings on the part of ERB are necessary to approve this Agreement or to consummate the transactions contemplated hereby.
4.4.            Consents.
Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the certification of the merger by the OCC (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of DNB Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of DNB Common Stock pursuant to this Agreement, (f) the approval of this Agreement by the requisite vote of the shareholders of ERB and (g) the approval of the issuance of shares of DNB Common Stock in connection with the Merger by the requisite vote of the shareholders of DNB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by ERB, and (y) the completion of the Merger by ERB and the other transactions contemplated by this Agreement.  ERB has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5.            Reports, Regulatory Matters, Financial Statements.
4.5.1.                  The ERB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.  ERB has previously made available to DNB the ERB Regulatory Reports.
4.5.2.                  ERB has previously made available to DNB the ERB Financial Statements.  The ERB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects, the consolidated financial position, results of operations and cash flows of ERB and the ERB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP.
4.5.3.                  At the date of each balance sheet included in the ERB Financial Statements or the ERB Regulatory Reports, ERB did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ERB Financial Statements or ERB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.  All books and records, including the ERB Financial Statements, of ERB and the ERB Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.
4.5.4.                  The records, systems, controls, data and information of ERB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ERB or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls maintained by ERB and its Subsidiaries.

4.5.5.                  Since December 31, 2015, (a) neither ERB nor any of its Subsidiaries nor any director or executive officer of ERB or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ERB or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that ERB or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing ERB or any of its Subsidiaries, whether or not employed by ERB or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by ERB or any of its officers, directors, employees or agents to the Board of Directors of ERB or any committee thereof or to any director or executive officer of ERB.
4.6.            Taxes.
4.6.1.                  ERB and the ERB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  ERB and each ERB Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to ERB and every ERB Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to ERB and every ERB Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects and prepared in substantial compliance with all applicable laws and regulations) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from ERB and any ERB Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the ERB Financial Statements, or (c) have not yet been fully determined.  Except as set forth in ERB Disclosure Schedule 4.6.1, neither ERB nor any ERB Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.  Except as set forth in ERB Disclosure Schedule 4.6.1, as of the date of this Agreement, there is no audit examination, deficiency assessment, Tax investigation, administrative or judicial proceedings or refund litigation with respect to any Taxes of ERB or any ERB Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where ERB or any ERB Subsidiary does not file Tax Returns that ERB or any ERB Subsidiary is subject to Tax in that jurisdiction.  ERB and the ERB Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  ERB and each ERB Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and ERB and each ERB Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns of ERB and each ERB Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2011.

4.6.2.                  The unpaid Taxes of ERB and the ERB Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the ERB Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of ERB in filing its Tax Returns.  Since December 31, 2015, neither ERB nor any ERB Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.
4.6.3.                  None of ERB, any ERB Subsidiary or any director or executive officer (or employee responsible for Tax matters) of ERB or any ERB Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed.  Neither ERB nor any ERB Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where ERB or any ERB Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against ERB or any ERB Subsidiary.  Neither ERB nor any ERB Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither ERB nor any ERB Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ERB) and neither ERB nor any ERB Subsidiary has any liability for the Taxes of any Person (other than ERB or any ERB Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  There has not been an ownership change, as defined in Section 382(g) of the Code, of ERB or any ERB Subsidiary that occurred during or after any taxable period in which ERB or such ERB Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of ERB or any ERB Subsidiary immediately preceding the date of this Agreement.
4.6.4.                  Neither ERB nor any ERB Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither ERB nor any ERB Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.  Neither ERB nor any ERB Subsidiary is or has been a party to any ''reportable transaction,'' as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code.  Neither ERB nor any ERB Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.  Neither ERB nor any ERB Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in Section 957 of the Code), (c) passive foreign investment company (as defined in Section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of the ERB or any ERB Subsidiary.  Neither ERB nor any ERB Subsidiary is or ever has been a "personal holding Company" as defined in Section 542 of the Code.

4.6.5.                  Neither ERB nor any ERB Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code.  None of the assets of ERB or any ERB Subsidiary is property which ERB or any ERB Subsidiary is required to treat as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.  None of the assets of ERB or any ERB Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.  Neither ERB nor any ERB Subsidiary presently hold assets for which an election under Section 108(b)(5) of the Code was made.  None of the assets of ERB or any ERB Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.  No excess loss account exists with respect to any ERB Subsidiary.  ERB and each ERB Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and ERB has no Knowledge that the IRS has proposed such adjustment in accounting method. Except as described in the ERB Disclosure Schedule 4.6.5, the acquisition of the ERB Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by ERB and each ERB Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law). There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by ERB or an ERB Subsidiary, which could affect their respective Taxes for any period after the Closing.  All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to ERB and each ERB Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of ERB and each ERB Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.
4.6.6.                  Each of ERB and the ERB Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.
4.6.7.                  No portion of the Merger Consideration (or any other amount payable pursuant to the transactions contemplated by this Agreement) is payable on account of or attributable to accrued but unpaid dividends on any class of stock of ERB.
4.6.8.                  Neither ERB nor any ERB Subsidiary has engaged (or will engage) in any transaction wherein the financial statement effects of the tax position related thereto are not recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification 740 (FASB ASC 740) because, based on the technical merits, it is not more likely than not that the position will be sustained upon examination.
4.7.            No Material Adverse Effect.
ERB has not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ERB.

4.8.            Material Contracts; Leases; Defaults.
4.8.1.                  Except as set forth in ERB Disclosure Schedule 4.8.1, neither ERB nor any ERB Subsidiary is a party to or subject to: (a) any employment, consulting or severance contract, "change in control" or termination contract or arrangement with any past or present officer, director, employee or independent contractor of ERB or any ERB Subsidiary, including those which would provide such individual with employment or a contractual relationship for any specified period or with a payment upon the occurrence of an event (such as termination or change in control) except for "at will" arrangements; (b) any agreement containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or no-piracy, confidentiality or any other such restrictive covenants; (c) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of ERB or any ERB Subsidiary; (d) any collective bargaining agreement with any labor union relating to employees of ERB or any ERB Subsidiary; (e) any agreement which by its terms limits the payment of dividends by ERB or any ERB Subsidiary; (f) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which ERB or any ERB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers' acceptances, and "treasury tax and loan" accounts and transactions in "federal funds" in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to DNB or any DNB Subsidiary; (g) any other agreement, written or oral, that obligates ERB or any ERB Subsidiary for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days' or less notice without penalty or payment (other than agreements for commercially available "off-the-shelf" software), (h) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits the conduct of business by ERB or any ERB Subsidiary; (i) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, would reasonably be likely to render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) any lease for real property; (k) any contract or arrangement with any broker-dealer or investment adviser; (l) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; (m) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or (n) any other material agreement.
4.8.2.                  Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in ERB Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither ERB nor any ERB Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.8.3.                  True and correct copies of the agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 ("Material Contracts") have been made available to DNB on or before the date hereof, and are valid, binding and in full force and effect on the date hereof and neither ERB nor any ERB Subsidiary (nor, to the Knowledge of ERB, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of ERB or any of the ERB Subsidiaries under any Material Contract.  Except as listed on ERB Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.
4.8.4.                  Except as listed on ERB Disclosure Schedule 4.8.4, since December 31, 2015, through and including the date of this Agreement, neither ERB nor any ERB Subsidiary has (a) except for (i) normal increases for employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2015 (which amounts have been previously made available to DNB), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on ERB Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (b) granted any options to purchase shares of ERB Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees made in the ordinary course of business consistent with past practice under the ERB Stock Benefit Plan, (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of ERB or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments in excess of $50,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of ERB or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.            Ownership of Property; Insurance Coverage.
4.9.1.                  ERB and each ERB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by ERB or each ERB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ERB Regulatory Reports and in the ERB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB or ACBB, inter-bank credit facilities, or any transaction by a ERB Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the ERB Financial Statements.  ERB and the ERB Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by ERB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Neither ERB nor any ERB Subsidiary is in default under any lease for any real or personal property to which either ERB or any ERB Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.  ERB is not a party to any agreement pursuant to which it has securitized any of its assets.
4.9.2.                  With respect to all agreements pursuant to which ERB or any ERB Subsidiary has purchased securities subject to an agreement to resell, if any, ERB or such ERB Subsidiary, as the case may be, has a valid, perfected, first priority lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
4.9.3.                  ERB and each ERB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither ERB nor any ERB Subsidiary, except as disclosed in ERB Disclosure Schedule 4.9.3, has received notice from any insurance carrier during the past five years that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased.  Except as set forth on Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by ERB or any ERB Subsidiary under such policies (other than with respect to health or disability insurance).  ERB and all ERB Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.  All such insurance is valid and enforceable and in full force and effect, and within the last three years ERB and each ERB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  ERB Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by ERB and each ERB Subsidiary as well as the other matters required to be disclosed under this Section.

4.9.4.                  All real property owned by ERB or an ERB Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted.  There are no pending or, to the Knowledge of ERB, threatened condemnation proceedings against such real property.  ERB and the applicable ERB Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.
4.10.            Legal Proceedings.
Except as set forth on ERB Disclosure Schedule 4.10, neither ERB nor any ERB Subsidiary is a party to any, and there are no pending or, to ERB's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against ERB or any ERB Subsidiary, (b) to which ERB or any ERB Subsidiary's assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (d) which could adversely affect the ability of ERB to perform under this Agreement, or (e) which would be reasonably likely to materially impair ERB's or any ERB Subsidiary's ability to operate its business as currently conducted or proposed to be conducted post-Merger.
4.11.            Compliance With Applicable Law.
4.11.1.                  Each of ERB and each ERB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Pennsylvania Banking Code of 1965, the Federal Reserve Act, the FDIA, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 ("CRA"), the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither ERB nor any ERB Subsidiary has received any written notice to the contrary.  The Board of Directors of ERB has adopted and ERB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
4.11.2.                  Each of ERB and each ERB Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of ERB, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.11.3.                  Other than those listed on ERB Disclosure Schedule 4.11.3, for the period beginning January 1, 2014, neither ERB nor any ERB Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that ERB or any ERB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, ERB or any ERB Subsidiary, or indicating that ERB or any ERB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of ERB or any ERB Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ERB or any ERB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "ERB Regulatory Agreement"). Neither ERB nor any ERB Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it.  The most recent regulatory rating given to ERB as to compliance with the CRA is "satisfactory" or better.  To the Knowledge of ERB, there are no unresolved violations, criticisms, or exceptions by any Regulatory Authority with respect to any ERB Regulatory Agreement.  There is no injunction, order, judgment or decree imposed upon ERB or any ERB Subsidiary or the assets of ERB or any ERB Subsidiary.
4.11.4.                  ERB Disclosure Schedule 4.11.4 sets forth, as of December 31, 2015, a schedule of all executive officers and directors of ERB who have outstanding loans from ERB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
4.11.5.                  To ERB's Knowledge, none of ERB's or ERB Subsidiary's officers, directors, managers, members, employees, or partners has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability.  ERB has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of ERB's or any ERB Subsidiary's officers, directors, managers, members, partners or employees.
4.12.            Employee Benefit Plans.
4.12.1.                  ERB Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by ERB or any ERB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of ERB or any ERB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "ERB Compensation and Benefit Plans").  Neither ERB nor any ERB Subsidiary has any commitment to create any additional ERB Compensation and Benefit Plan or to modify, change or renew any existing ERB Compensation and Benefit Plan, except as required to maintain the qualified status thereof.  ERB has made available to DNB true and correct copies of the agreements or other documents establishing and evidencing the ERB Compensation and Benefit Plans.

4.12.2.                  Except as disclosed in ERB Disclosure Schedule 4.12.2, each ERB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act ("HIPAA"), the Affordable Care Act ("ACA") and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each ERB Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which ERB is entitled to rely,  and ERB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter.  There is no pending or, to the Knowledge of ERB, threatened action, suit or claim relating to any of the ERB Compensation and Benefit Plans (other than routine claims for benefits).  Neither ERB nor any ERB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any ERB Compensation and Benefit Plan that would reasonably be expected to subject ERB or any ERB Subsidiary to an unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.
4.12.3.                  Neither ERB nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERB ERISA Affiliate") since the effective date of ERISA maintains or ever maintained or participated in a plan subject to Title IV of ERISA, or contributes to, contributed to, is obligated to contribute to or was ever obligated to contribute to a "multiemployer plan," as defined in Section 3(37) of ERISA.  Neither ERB, nor any ERB ERISA Affiliate, nor any ERB Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which ERB, any ERB ERISA Affiliate, and any ERB Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.
4.12.4.                  All contributions required to be made under the terms of any ERB Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are or will be accrued on ERB's consolidated financial statements to the extent required by GAAP.  ERB and each ERB Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable ERB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.12.5.                  Neither ERB nor any ERB Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, except as set forth in ERB Disclosure Schedule 4.12.5, under any ERB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  Except as set forth in ERB Disclosure Schedule 4.12.5, there has been no communication to employees by ERB or any ERB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.
4.12.6.                  ERB and its Subsidiaries do not maintain any ERB Compensation and Benefit Plans covering employees who are not United States residents.
4.12.7.                  With respect to each ERB Compensation and Benefit Plan, if applicable, ERB has provided or made available to DNB copies of the: (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
4.12.8.                  Except as provided in ERB Disclosure Schedule 4.12.8 and in Section 3.3.9, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any ERB Compensation and Benefit Plan, or (c)  entitle any current or former employee, director or independent contractor of ERB or any ERB Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code).
4.12.9.                  Except as disclosed in ERB Disclosure Schedule 4.12.9, neither ERB nor any ERB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
4.12.10.                  Except as disclosed in ERB Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.
4.12.11.                  Except as disclosed in ERB Disclosure Schedule 4.12.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the ERB Compensation and Benefit Plans or otherwise as of the date hereof.

4.12.12.                  ERB Disclosure Schedule 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers and employees of ERB, their title, salary or hourly rate of pay, date of hire, bonus or incentive compensation paid in calendar 2015, regular work schedule (full or part-time), status as an actively working employee or leave status, accrued vacation or other paid time off accrual as of such payroll date, Fair Labor Standards Act status (exempt/non-exempt), and description of any special work arrangements (including telecommuting or job sharing).
4.13.            Brokers, Finders and Financial Advisors.
Neither ERB nor any ERB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Griffin Financial Group, LLC ("Griffin") by ERB and the fee payable pursuant thereto.  A true and correct copy of the engagement agreement with Griffin, setting forth the fee payable to Griffin for its services rendered to ERB in connection with the Merger and transactions contemplated by this Agreement, is attached to ERB Disclosure Schedule 4.13.
4.14.            Environmental Matters.
4.14.1.                  Except as may be set forth in ERB Disclosure Schedule 4.14, with respect to ERB and each ERB Subsidiary:
(A)            To ERB's Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by ERB or any ERB Subsidiary, or to ERB's Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to ERB's Knowledge, any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon ERB or any ERB Subsidiary.  To the Knowledge of ERB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to ERB or any ERB Subsidiary by reason of any Environmental Laws.  Neither ERB nor any ERB Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that ERB or any ERB Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon ERB or any ERB Subsidiary;

(B)            There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to ERB's Knowledge, threatened, before any court, governmental agency or other forum against ERB or any ERB Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by ERB or any ERB Subsidiary;
(C)            To ERB's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by ERB or any of the ERB Subsidiaries, and to ERB's Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by ERB or any of the ERB Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and
(D)            "Participation Facility" shall mean any facility in which ERB or any of the ERB Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility or owner.
4.15.            Loan Portfolio.
4.15.1.                  The allowance for loan losses reflected in ERB's audited consolidated balance sheet at December 31, 2015 was, and the allowance for loan losses shown on the balance sheets in ERB's Financial Statements for periods ending after December 31, 2015 will be, adequate, as of the dates thereof, under GAAP.
4.15.2.                  ERB Disclosure Schedule 4.15.2 sets forth a listing, as of December 31, 2015, by name and account, of: (a) all loans (including loan participations) of ERB or any other ERB Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of ERB or any other ERB Subsidiary which have been terminated by ERB or any other ERB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified ERB or any other ERB Subsidiary during the past twelve months of, or has asserted against ERB or any other ERB Subsidiary, in each case in writing, any "lender liability" or similar claim, and each borrower, customer or other party which has given ERB or any other ERB Subsidiary any oral notification of, or orally asserted to or against ERB or any other ERB Subsidiary, any such claim; (d) all loans, (i) that are contractually past due 60 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (v) that qualify as Troubled Debt Restructurings, (vi) where a specific reserve allocation exists in connection therewith, or (vii) ERB Delinquencies and (e) all assets classified by ERB or any ERB Subsidiary as OREO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.15.3.                  All loans receivable (including discounts) and accrued interest entered on the books of ERB and the ERB Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of ERB's or the appropriate ERB Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be.  To ERB's Knowledge, the loans, discounts and the accrued interest reflected on the books of ERB and the ERB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.  All such loans are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors' rights, which have been perfected.
4.16.            Documents.
ERB has made available to DNB copies of its annual reports and proxy materials used or for use in connection with its meetings of shareholders, each since January 1, 2011.
4.17.            Related Party Transactions.
Except as set forth in ERB Disclosure Schedule 4.17, neither ERB nor any ERB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of ERB or any ERB Affiliate.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB).  No loan or credit accommodation to any Affiliate of ERB or any ERB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither ERB nor any ERB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by ERB is inappropriate.

4.18.            Deposits.
Except as set forth in ERB Disclosure Schedule 4.18, as of the date of this Agreement, none of the deposits of ERB or any ERB Subsidiary is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).
4.19.            Required Vote.
The affirmative vote of two-thirds of the issued and outstanding shares of ERB Common Stock is required to approve this Agreement and the Merger under ERB's articles of incorporation and applicable law.
4.20.            Registration Obligations.
Neither ERB nor any ERB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
4.21.            Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ERB's own account, or for the account of one or more of ERB's Subsidiaries or their customers (all of which are set forth in ERB Disclosure Schedule 4.21), were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of ERB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect.  Neither ERB nor any ERB Subsidiary, nor to the Knowledge of ERB any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.
4.22.            Fairness Opinion.
The board of directors of ERB has received an oral opinion from Griffin to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of ERB pursuant to this Agreement is fair to such shareholders from a financial point of view, which opinion will be confirmed in writing dated as of the date of this Agreement.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23.            Trust Accounts.
ERB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  None of ERB, any other ERB Subsidiary, or any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
4.24.            Intellectual Property.
ERB and each ERB Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for ERB and each ERB Subsidiary to conduct their respective businesses as currently conducted.  Neither ERB nor any ERB Subsidiary has received any notice or has any Knowledge of any conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by ERB or any ERB Subsidiary in their respective businesses as currently conducted.  ERB and each ERB Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.  The conduct of the business of ERB and each ERB Subsidiary as currently conducted or proposed to be conducted does not infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of ERB or any ERB Subsidiary.  ERB and each ERB Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or DNB and its Affiliates.
4.25.            Labor Matters.
There are no labor or collective bargaining agreements to which ERB or any ERB Subsidiary is a party.  There is no union organizing effort pending or to the Knowledge of ERB, threatened against ERB or any ERB Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of ERB, threatened against ERB or any ERB Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of ERB, threatened against ERB or any ERB Subsidiary (other than routine employee grievances that are not related to union employees).  ERB and each ERB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice.  ERB and each ERB Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing.  There are no pending or, to the Knowledge of ERB, threatened claims or suits against ERB or any ERB Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant.  Neither ERB nor any ERB Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

4.26.            ERB Information Supplied.
4.26.1.                  The information relating to ERB and any ERB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
4.26.2.                  The information supplied by ERB and any ERB Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.
4.27.            Investment Securities and Commodities
4.27.1.                  ERB and all ERB Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of ERB or ERB Subsidiaries.  Such securities and commodities are valued on the books of ERB in accordance with GAAP.
4.27.2.                  ERB and all ERB Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the "Policies, Practices and Procedures") that ERB believes are prudent and reasonable in the context of such businesses.  Before the date hereof, ERB has made available to DNB in writing its material Policies, Practices and Procedures.
ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF DNB
DNB represents and warrants to ERB that the statements contained in this Article V are true and correct as of the date hereof and thereafter as of all times up to and including the Effective Time, subject to such qualifications and exceptions as are set forth in the DNB Disclosure Schedules delivered by DNB to ERB on the date hereof or as disclosed in any report, schedule, form or other document filed with or furnished to the SEC by DNB on or after the date on which DNB filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) and prior to the date hereof.  DNB has made a good faith effort to ensure that the disclosure on each schedule of the DNB Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the DNB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of DNB shall include the Knowledge of DNB Bank and the other DNB Subsidiaries.

5.1.            Organization.
5.1.1.                  DNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  DNB has the requisite corporate power and authority to carry on its business as now conducted.  DNB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.
5.1.2.                  DNB Bank is a national bank duly organized and validly existing and in good standing under the laws of the United States.  DNB Bank and each other DNB Subsidiary has the requisite corporate power and authority to carry on its business as now conducted.  DNB Bank and each other DNB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.  The deposits of DNB Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  DNB Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein. DNB Bank is a member in good standing of the Federal Reserve Bank of Philadelphia and owns the requisite amount of stock therein.
5.1.3.                  The respective minute books of DNB and each DNB Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents (including committees).
5.2.            Capitalization.
5.2.1.                  The authorized capital stock of DNB consists of 10,000,000 shares of common stock, $1.00 par value per share, of which as of the date hereof, 2,844,973 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, $10.00 par value per share, of which zero shares are outstanding.  As of the date hereof, there are 106,154 shares of DNB Common Stock held by DNB as treasury stock.  Neither DNB nor any DNB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of DNB Common Stock, or any other security of DNB or any securities representing the right to vote, purchase or otherwise receive any shares of DNB Common Stock or any other security of DNB or any DNB Subsidiary, or pursuant to which DNB or any DNB Subsidiary is or could be required to register shares of DNB capital stock or other securities under the Securities Act, other than shares issuable under the DNB Stock Benefit Plans.

5.2.2.                  DNB owns all of the capital stock of DNB Bank free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  Except for the DNB Subsidiaries, DNB does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of DNB Subsidiaries, equity interests held by DNB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of DNB Subsidiaries, including stock in the FHLB and ACBB.  Except as set forth in DNB's Securities Documents, either DNB or DNB Bank, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each DNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
5.2.3.                  Except as set forth in DNB's Securities Documents, to the Knowledge of DNB, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of DNB Common Stock.
5.2.4.                  DNB Disclosure Schedule 5.2.4 sets forth DNB's and all DNB Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any Person other than a DNB Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.
5.3.            Authority; No Violation.
5.3.1.                  DNB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of the issuance of shares of DNB Common Stock in connection with the Merger by the DNB shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by DNB and the consummation by DNB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of DNB, and no other corporate proceedings on the part of DNB, except for the approval of the DNB shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by DNB, and subject to due and valid execution and delivery of this Agreement by ERB, constitutes the valid and binding obligation of DNB, enforceable against DNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

5.3.2.                  Subject to receipt of Regulatory Approvals and ERB's and DNB's compliance with any conditions contained therein, and to the receipt of the requisite approvals of the shareholders of DNB and the shareholders of ERB, (a) the execution and delivery of this Agreement by DNB, (b) the consummation of the transactions contemplated hereby, and (c) compliance by DNB with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of DNB or any DNB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DNB or any DNB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of DNB or any DNB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected (iv) cause ERB to become subject to, or to become liable for, the payment of any tax; or (v) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by DNB or any DNB Subsidiary.
5.3.3.                  The DNB Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of DNB and its shareholders, and that it will recommend that DNB's shareholders vote in favor of the issuance of shares of DNB Common Stock in connection of the Merger, and has directed that the proposal to approve the issuance of shares of DNB Common Stock in connection of the Merger be submitted to DNB's shareholders for consideration at a duly held meeting of such shareholders, and, except for the approval of the issuance of shares of DNB Common Stock by the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at a duly held meeting of such shareholders, no other proceedings on the part of DNB are necessary to approve the issuance of shares of DNB Common Stock or consummate the transactions contemplated hereby.
5.4.            Consents.
Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the certification of the merger by the OCC, (c) the filing with the SEC of (i) the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of DNB Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of DNB Common Stock pursuant to this Agreement, (f) the approval of this Agreement by the requisite vote of the shareholders of ERB and (g) the approval of the issuance of the shares of DNB Common Stock in connection with the Merger by the requisite vote of the shareholders of DNB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by DNB, and (ii) the completion of the Merger by DNB and the other transactions contemplated by this Agreement.  DNB has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

5.5.            Financial Statements.
5.5.1.                  DNB has previously made available to ERB the DNB Financial Statements.  The DNB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of DNB and the DNB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in conformity with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.
5.5.2.                  At the date of each balance sheet included in the DNB Financial Statements, DNB did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such DNB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.  The DNB Financial Statements have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions and all other books and records of DNB and the DNB Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.
5.5.3.                  The records, systems, controls, data and information of DNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of DNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5.3.  DNB (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a‑15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to DNB, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of DNB by others within those entities, and (c) has disclosed, based on its most recent evaluation prior to the date hereof, to DNB's outside auditors and the audit committee of DNB's Board of Directors (the "DNB Audit Committee") (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect DNB's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in DNB's internal control over financial reporting.  These disclosures (if any) were made in writing to DNB's auditors and the DNB Audit Committee and a copy has previously been made available to ERB.  As of the date hereof, to the Knowledge of DNB's chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

5.5.4.                  The allowance for credit losses reflected in DNB's audited consolidated balance sheet at December 31, 2015 was, and the allowance for credit losses shown on the balance sheets in DNB's Securities Documents for periods ending after December 31, 2015 will be, adequate, as of the dates thereof, under GAAP.
5.5.5.                  Since December 31, 2015, (a) neither DNB nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of DNB or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of DNB or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that DNB or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing DNB or any of its Subsidiaries, whether or not employed by DNB or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by DNB or any of its officers, directors, employees or agents to the Board of Directors of DNB or any committee thereof or to any director or officer of DNB.
5.6.            Taxes.
5.6.1.                  DNB and the DNB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  DNB and each DNB Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to DNB and each DNB Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to DNB and each DNB Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from DNB and any DNB Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the DNB Financial Statements, or (c) have not yet been fully determined.  As of the date of this Agreement, DNB has received no written notice of, and except as disclosed in DNB Disclosure Schedule 5.6.1 there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of DNB or any DNB Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where DNB or any DNB Subsidiary does not file Tax Returns that DNB or any DNB Subsidiary is subject to Tax in that jurisdiction.  DNB and the DNB Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  DNB and each DNB Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and DNB and each DNB Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns DNB and each DNB Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2011.

5.6.2.                  The unpaid Taxes of DNB and the DNB Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the DNB Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of DNB in filing its Tax Returns.  Since December 31, 2015, neither DNB nor any DNB Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.
5.6.3.                  DNB and each DNB Subsidiary has not disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code.  No excess loss account exists with respect to any DNB Subsidiary.  DNB and each DNB Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and DNB has no Knowledge that the IRS has proposed such adjustment in accounting method. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by DNB or a DNB Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to DNB and each DNB Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of DNB and each DNB Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.
5.7.            No Material Adverse Effect.
DNB has not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on DNB.
5.8.            Ownership of Property; Insurance Coverage.
5.8.1.                  DNB and each DNB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by DNB or each DNB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the DNB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a DNB Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the DNB Financial Statements.  DNB and the DNB Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by DNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Neither DNB nor any DNB Subsidiary is in default under any lease for any real or personal property to which either DNB or any DNB Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.

5.8.2.                  DNB and each DNB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. DNB and all DNB Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.  All such insurance is valid and enforceable and in full force and effect, and within the last three years DNB and each DNB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.
5.8.3.                  All real property owned by DNB or a DNB Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted.  There are no pending or, to the Knowledge of DNB, threatened condemnation proceedings against such real property. DNB and the applicable DNB Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.
5.9.            Legal Proceedings.
Neither DNB nor any DNB Subsidiary is a party to any, and there are no pending or, to the Knowledge of DNB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against DNB or any DNB Subsidiary that could reasonably be expected to have a Material Adverse Effect, (b) to which DNB or any DNB Subsidiary's assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) which could adversely affect the ability of DNB to perform under this Agreement.
5.10.            Compliance With Applicable Law.
5.10.1.                  Each of DNB and each DNB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the NBA, the Federal Reserve Act, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither DNB nor any DNB Subsidiary has received any written notice to the contrary.  The Board of Directors of DNB Bank has adopted and DNB Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.10.2.                  Each of DNB and each DNB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of DNB, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.
5.10.3.                  For the period beginning January 1, 2015, neither DNB nor any DNB Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that DNB or any DNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require DNB or any DNB Subsidiary, or indicating that DNB or any DNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of DNB or any DNB Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of DNB or any DNB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an "DNB Regulatory Agreement").  Neither DNB nor any DNB Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it.  The most recent regulatory rating given to DNB Bank as to compliance with the CRA is satisfactory or better.  There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any DNB Regulatory Agreement.  There is no injunction, order, judgment or decree imposed upon DNB or any DNB Subsidiary or the assets of DNB or any DNB Subsidiary.

5.10.4.                  Since the enactment of the Sarbanes-Oxley Act, DNB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
5.11.            Employee Benefit Plans.
5.11.1.                  Neither DNB nor any DNB Subsidiary has any commitment to create any additional DNB Compensation and Benefit Plan or to modify, change or renew any existing DNB Compensation and Benefit Plan, except as required to maintain the qualified status thereof.  DNB has made available to ERB, in its Securities Documents or otherwise, true and correct copies of the agreements or other documents establishing and evidencing the DNB Compensation and Benefit Plans.
5.11.2.                  Each DNB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, the ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each DNB Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and DNB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no pending or, to the Knowledge of DNB, threatened action, suit or claim relating to any of the DNB Compensation and Benefit Plans (other than routine claims for benefits).  Neither DNB nor any DNB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any DNB Compensation and Benefit Plan that would reasonably be expected to subject DNB or any DNB Subsidiary to a material unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.
5.11.3.                  No liability under Title IV of ERISA has been incurred by DNB or any DNB Subsidiary with respect to any DNB Compensation and Benefit Plan which is subject to Title IV of ERISA ("DNB Pension Plan") currently or formerly maintained by DNB or any entity which is considered one employer with DNB under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "DNB ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to DNB or any DNB ERISA Affiliate of incurring a liability under such Title.  No DNB Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby).  Neither DNB nor any DNB ERISA Affiliate has contributed to or has or had any obligation to contribute to any "multiemployer plan," as defined in Section 3(37) of ERISA.  Neither DNB, nor any DNB ERISA Affiliate, nor any DNB Compensation and Benefit Plan, including any DNB Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which DNB, any DNB ERISA Affiliate, and any DNB Compensation and Benefit Plan, including any DNB Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

5.11.4.                  All contributions required to be accrued under the terms of any DNB Compensation and Benefit Plan have been timely accrued, and all anticipated contributions and funding obligations are accrued on DNB's consolidated financial statements to the extent required by GAAP.  DNB and each DNB Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable DNB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
5.11.5.                  Neither DNB nor any DNB Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, under any DNB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by DNB or any DNB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.
5.11.6.                  DNB and its Subsidiaries do not maintain any DNB Compensation and Benefit Plans covering employees who are not United States residents.
5.11.7.                  With respect to each DNB Compensation and Benefit Plan, if applicable, DNB has provided or made available to ERB copies of the: (a) trust instruments and insurance contracts; (b)  most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c)  most recent actuarial reports and financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last year; (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (h) any PBGC Form 500 and 501 filings, along with any Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the prior termination of a DNB Pension Plan.
5.11.8.                  Except as provided in Section 3.3.9 or as set forth on DNB Disclosure Schedule 5.11.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any DNB Compensation and Benefit Plan, or (c)  entitle any current or former employee, director or independent contractor of DNB or any DNB Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code).
5.11.9.                  Neither DNB nor any DNB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.11.10.                  All deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.
5.11.11.                  Except as disclosed in DNB Disclosure Schedule 5.11.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the DNB Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof through the Effective Date other than as would be consistent with past practice.
5.12.            Environmental Matters.
5.12.1.                  Except as may be set forth in DNB Disclosure Schedule 5.12, with respect to DNB and each DNB Subsidiary:
(A)            To DNB's Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including DNB Participation Facilities as hereinafter defined) (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon DNB or any DNB Subsidiary.  No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to DNB or any DNB Subsidiary by reason of any Environmental Laws.  Neither DNB nor any DNB Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that DNB or any DNB Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon DNB or any DNB Subsidiary.
(B)            There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to DNB's Knowledge, threatened, before any court, governmental agency or other forum against DNB or any DNB Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by DNB or any DNB Subsidiary.
(C)            To DNB's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by DNB or any of the DNB Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by DNB or any of the DNB Subsidiaries or any DNB Participation Facility except in compliance with Environmental Laws; and
(D)            "DNB Participation Facility" shall mean any facility in which DNB or its Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility or owner.

5.13.            Securities Documents
DNB has made available to ERB copies of its (a) annual reports on Form 10-K for the years ended December 31, 2015, 2014 and 2013, and (b) proxy materials used or for use in connection with its meetings of shareholders held in 2015, 2014 and 2013.  Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.
5.14.            Brokers, Finders and Financial Advisors.
Neither DNB nor any DNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Ambassador Financial Group, Inc. ("Ambassador") and the fee payable pursuant thereto.
5.15.            DNB Common Stock.
The shares of DNB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
5.16.            DNB Information Supplied.
5.16.1.                  The information relating to DNB and any DNB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.16.2.                  The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by DNB with respect to statements made or incorporated by reference therein based on information supplied by ERB specifically for inclusion or incorporation by reference in the Merger Registration Statement.
5.16.3.                  The information supplied by DNB and any DNB Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

5.17.            Loan Portfolio.
All loans receivable (including discounts) and accrued interest entered on the books of DNB and the DNB Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of DNB's or the appropriate DNB Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be.  To DNB's Knowledge, the loans, discounts and the accrued interest reflected on the books of DNB and the DNB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.  With respect to all such loans, DNB or a DNB Subsidiary has good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors' rights, which have been perfected.
5.18.            Investment Securities and Commodities.
5.18.1.                  DNB and all DNB Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of DNB or DNB Subsidiaries.  Such securities and commodities are valued on the books of DNB in accordance with GAAP.
5.18.2.                  DNB and all DNB Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the "DNB Policies, Practices and Procedures") that DNB believes are prudent and reasonable in the context of such businesses.  Before the date hereof, DNB has made available to ERB in writing its material Policies, Practices and Procedures.
5.19.            Related Party Transactions.
Except as set forth in DNB Disclosure Schedule 5.19, neither DNB nor any DNB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of DNB or any DNB Affiliate.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB).  No loan or credit accommodation to any Affiliate of DNB or any DNB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither DNB nor any DNB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by DNB is inappropriate.

5.20.            Fairness Opinion.
DNB and its shareholders have received an opinion from Ambassador to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration payable to pursuant to this Agreement is fair, from a financial point of view, to DNB and its shareholders.  Such opinion has not been amended or rescinded as of the date of this Agreement.
5.21.            Intellectual Property.
DNB and each DNB Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for DNB and each DNB Subsidiary to conduct their respective businesses as currently conducted.  Neither DNB nor any DNB Subsidiary has received any notice or has any Knowledge of any conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by DNB or any DNB Subsidiary in their respective businesses as currently conducted.  DNB and each DNB Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.  The conduct of the business of DNB and each DNB Subsidiary as currently conducted or proposed to be conducted does not infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of DNB or any DNB Subsidiary.  DNB and each DNB Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that such confidential information has not been disclosed to any third parties other than their Affiliates or third parties with which they have contractual nondisclosure agreements.

ARTICLE VI
 COVENANTS OF ERB
6.1.            Conduct of Business.
6.1.1.                  Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of DNB, which consent will not be unreasonably withheld, conditioned or delayed, ERB will, and it will cause each ERB Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.
6.1.2.                  Negative Covenants.  ERB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in ERB Disclosure Schedule 6.1.2, or consented to by DNB in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each ERB Subsidiary not to:
(A)            change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint a new director to the board of directors;
(B)            change the number of authorized or issued shares of its capital stock, issue any shares of ERB Common Stock, including any shares that are held as treasury stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the ERB Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem, repurchase or otherwise acquire any shares of capital stock, except that  ERB may issue, redeem or repurchase shares of ERB Common Stock in connection with the valid exercise, in accordance with the information set forth in ERB Disclosure Schedule 4.2.1, of presently outstanding ERB Options issued under the ERB Stock Benefit Plan.
(C)            enter into, amend, extend or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;
(D)            make application for the opening or closing of any, or open or close any, branch or automated banking facility;
(E)            grant or agree to pay any bonus, severance or termination to, or enter into, renew, amend or extend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (a) as may be required pursuant to commitments existing on the date hereof and set forth on ERB Disclosure Schedule 6.1.2(E), (b) pay increases in the ordinary course of business consistent with past practices to non-executive officers and employees provided such increases shall not exceed 5% (on an annualized basis) with respect to any individual and (c) the payment of bonuses for services performed on or after January 1, 2016 as set forth in ERB Disclosure Schedule 6.1.2(E), with targets and payments to be pro-rated as set forth in such schedule.  Except as set forth in ERB Disclosure Schedule 6.1.2(E), neither ERB nor any ERB Subsidiary shall hire or promote any employee to an officer position or hire any new employee at an annual rate of compensation in excess of $50,000; provided that ERB or a ERB Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F)            enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;
(G)            merge or consolidate ERB or any ERB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of ERB or any ERB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between ERB, or any ERB Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any ERB Subsidiary of its approval to maintain, or file an application for the relocation of, any existing branch office, or file an application for approval to establish a new branch office;
(H)            sell or otherwise dispose of any asset of ERB or of any ERB Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB or ACBB, subject any asset of ERB or of any ERB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers); except as may be permitted pursuant to item (Q) of this Section 6.1.2, incur liability of any nature, including any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);
(I)            voluntarily take any action which would result in any of the representations and warranties of ERB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;
(J)            change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date), any Bank Regulator responsible for regulating ERB, or ERB's independent accounting firm;

(K)            waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which ERB or any ERB Subsidiary is a party;
(L)            purchase any equity securities (other than additional shares of common stock of the FHLB as may be required), or purchase any debt securities other than (a) debt securities issued by US Government Agencies or direct obligations of the US Treasury with final maturities not to exceed 3 years and a par of $1 million per security, and (b) any US government fixed rate mortgage backed security with a weighted average maturity not to exceed 4 years that passes all applicable regulatory stress tests at the time of purchase, not to exceed $2 million in any one security;
(M)            except as permitted under Section 6.1.2(B), issue or sell any equity or debt securities;
(N)            except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the ERB Disclosure Schedule 6.1.2(N), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) without DNB prior approval (i) to any borrower or group of affiliated borrowers whose credit exposure with ERB, in the aggregate, exceeds $2,225,000 for a commercial loan; or (ii) to any borrower or group of affiliated borrowers whose credit exposure with ERB, in the aggregate, exceeds $600,000 for a residential or consumer loan with the exception of loans originated that are subject to a commitment to sell pursuant to the Mortgage Partnership Finance program.  In addition, the prior approval of DNB is required with respect to the following: (a) any overdraft to commercial clients in excess of $50,000; (b) any new credit or loan to an existing relationship that is rated "special mention," "substandard," or some lesser classification; and (c) any Small Business Administration loans to one borrower in aggregate amount of $1,000,000 or more.  With respect to any loan that requires DNB prior approval, DNB shall have five (5) Business Days to act on such request from date the request is submitted by ERB together with all relevant documentation for DNB review, provided that ERB shall first have approved such loan or credit. In the event DNB has not acted within such five (5) Business Day period, DNB shall be deemed to have consented to the subject loan(s).
(O)            except as set forth on the ERB Disclosure Schedule 6.1.2(O), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;
(P)            enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(Q)            borrow any new amounts from the FHLB, other than overnight borrowings or borrowings with bullet maturities of not more than 6 months;

(R)            except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;
(S)            make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other banking policies except as may be required by changes in applicable law or regulations or GAAP, by a Bank Regulator;
(T)            enter into any new line of business;
(U)            except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any employment agreement, stock option plan or employee benefit plan;
(V)            make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;
(W)            incur any discretionary expense in excess of $25,000 individually that is not otherwise addressed in this Section 6.1.2;
(X)            issue any certificates of deposit with a maturity longer than one year except with respect to existing certificates of deposit which provide for automatic renewal upon maturity to new certificates of deposit with like terms to maturity;
(Y)            undertake, enter into or renew (including by automatic renewal) any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by ERB or ERB of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;
(Z)            pay, discharge, settle, modify or compromise any claim, loan, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement, modification or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings; provided that ERB may charge-off through settlement, compromise or discharge up to 10% of the outstanding principal balance of any loan that is 90+ days contractually past due;
(AA)            institute any new litigation or other legal or regulatory proceedings (excluding loan foreclosure or collection actions and any litigation to enforce its rights under this Agreement);

(BB)            foreclose upon or take a deed or title to any (a) commercial real estate, or (b) residential real estate on which, in the case of either clause (a) or (b), the presence of Materials of Environmental Concern could be reasonably expected, without first conducting a Phase I of the property and confirming that such Phase I does not indicate the presence of a Materials of Environmental Concern;
(CC)            purchase or, other than in the ordinary course of business consistent with past practice, sell any mortgage loan servicing rights;
(DD)            issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation, post-Closing employment, benefit or compensation information) without prior consultation with and without the prior consent of DNB (which shall not be unreasonably withheld, conditioned or delayed or issue any broadly distributed communication of a general nature to customers without the prior approval of DNB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;
(EE)            amend, modify or waive any non-competition, non-solicitation, no-piracy, or confidentiality agreement, or any other such restrictive agreement;
(FF)            take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code;
(GG)            agree to do any of the foregoing.
6.2.            Current Information and Cooperation.
6.2.1.                  Subject to compliance with applicable law, regulation and policy, during the period from the date of this Agreement to the Effective Time, ERB will cause one or more of its representatives to confer with representatives of DNB and report the general status of its ongoing operations at such times as DNB may reasonably request.  ERB will promptly notify DNB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving ERB or any ERB Subsidiary.  Without limiting the foregoing, senior officers of DNB and ERB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of ERB and its Subsidiaries, in accordance with applicable law, and ERB shall give due consideration to DNB's input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither DNB nor any DNB Subsidiary shall under any circumstance be permitted to exercise control of ERB or any ERB Subsidiary prior to the Effective Time.
6.2.2.                  ERB and DNB Bank shall meet on a regular basis to discuss and plan for the conversion of ERB's data processing and related electronic informational systems to those used by DNB Bank, which planning shall include, but not be limited to, discussion of the possible termination by ERB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by ERB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that ERB shall not be obligated to take any such action prior to the Effective Time and, unless ERB otherwise agrees, no conversion shall take place prior to the Effective Time.  In the event that ERB takes, at the request of DNB Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any fees or charges, DNB Bank shall indemnify ERB for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by ERB, or a termination of this Agreement under Section 11.1.8.

6.2.3.                  Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, and advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including, without limitation, any actions, assistance or cooperation necessary in preparation for the conversion and integration of ERB's operations into DNB Bank's operations.
6.2.4.                  ERB shall provide DNB Bank, within twenty-five (25) days after the end of each calendar month, a written list of nonperforming assets and ERB Delinquencies (the term "nonperforming assets," for purposes of this subsection, means (a) loans that are Troubled Debt Restructurings, (b) loans on nonaccrual, (c) OREO, (d) all loans thirty (30) days or more past due) as of the end of such month and (e) and impaired loans.  On a monthly basis, ERB shall provide DNB Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, as well as the related loan origination/underwriting documentation and credit file detail if requested by DNB Bank.  On a monthly basis, ERB shall provide DNB Bank with the following reports: (a) watch list report, (b) classified asset report, (c) historic net charge-offs trends, (d) loan loss reserve analysis, (e) individual asset quality write ups, and (f) pipeline report.
6.2.5.                  ERB shall promptly inform DNB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of ERB or any ERB Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.

6.3.            Access to Properties and Records.
Subject to Section 12.1 hereof, ERB shall permit DNB reasonable access during normal business hours upon reasonable notice to its properties and those of the ERB Subsidiaries, and shall disclose and make available to DNB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter ERB determines based on the advice of legal counsel should be treated as confidential) and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which DNB may have a reasonable interest; provided, however, that ERB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement.  DNB shall use commercially reasonable efforts to minimize any interference with ERB's regular business operations during any such access to ERB's property, books and records.  ERB shall permit DNB, at its expense, to cause a Phase I and any Phase II Environmental Site Assessment  ("Phase II") recommended therein to be performed at each ERB Real Property (provided that such right, with respect to leased ERB Real Property, shall be subject to the applicable landlord's prior written consent) provided, however, that DNB shall only have the right to conduct a Phase II prior to the Closing Date only to the extent that a Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of "Recognized Environmental condition" (as such term is defined by the American Society for Testing Materials") that was discovered in the Phase I.  Any such Phase I shall be commenced within 30 days after the date of this Agreement and any such Phase II, to the extent permitted by the provisions hereof to be conducted prior to Closing, recommended to be performed by any such Phase I shall be commenced within 30 days of the Phase I report recommending such Phase II.  DNB shall use its best efforts to cause any such Phase I conducted to be completed within 30 days of the date of commencement thereof, but in no event more than 45 days after the date of commencement thereof.  In the event DNB elects to commence any Phase II, to the extent permitted pursuant to the provisions of this Section 6.3 to be conducted prior to Closing, DNB shall use its best efforts to have any such Phase II completed within 45 days of the commencement thereof, but in no event more than 60 days after the date of commencement thereof.  DNB and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with ERB's operation of its business, and DNB shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder.  DNB shall be required to restore each ERB Real Property to substantially its pre-assessment condition.  All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by DNB.  DNB hereby agrees to indemnify, defend and hold ERB harmless from and against any cost, expense, charge, lien, action or judgment, as well as any claim of a right to any such cost, expense, charge, lien, action or judgment arising from any act or omission of DNB, DNB's agents or contractors, or any services, labor, supplies or materials provided or performed by surveyors, engineers, architects and others hired by DNB to make the inspections and tests, and from and against any personal injury and property damage caused by the act or neglect of DNB or any of its agents, or independent contractors in connection with any Phase I or Phase II.
6.4.            Financial and Other Statements.
6.4.1.                  Promptly upon receipt thereof, ERB will furnish to DNB copies of each annual, interim or special audit of the books of ERB and the ERB Subsidiaries made by its independent auditors and copies of all internal control reports submitted to ERB by such auditors in connection with each annual, interim or special audit of the books of ERB and the ERB Subsidiaries made by such auditors.

6.4.2.                  As soon as reasonably available, ERB will furnish to DNB copies of all documents, statements and reports that it or any ERB Subsidiary shall send to its shareholders or any Bank Regulator to the extent legally permitted to do so; provided that if ERB is not legally permitted to furnish DNB with a document without having received the approval of a Bank Regulator, ERB shall promptly request such approval from the applicable Bank Regulator.  Within 25 days after the end of each month, ERB will deliver to DNB a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.  Within 25 days after the end of each month, ERB will deliver to DNB a monthly financial reporting package for the previous month and previous month on a year to date basis, in the same form as is delivered to the CEO and/or the Board of Directors of ERB, prepared in accordance with current financial reporting practices.
6.4.3.                  To the extent legally permitted to do so, ERB will advise DNB promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of ERB or any of the ERB Subsidiaries; provided further that if ERB is not legally permitted to furnish DNB with such written communication without having received the approval of a Bank Regulator, ERB shall promptly request such approval from the applicable Bank Regulator.
6.4.4.                  With reasonable promptness, ERB will furnish to DNB such additional financial data that ERB possesses and as DNB may reasonably request, including without limitation, detailed monthly financial statements and loan reports.
6.5.            Maintenance of Insurance.
ERB shall maintain, and cause each ERB Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, but in no event shall such coverage be less than coverage by the policies in place as of the date of this Agreement.
6.6.            Disclosure Supplements.
From time to time as necessary, but in no event less than ten (10) days prior to the Effective Time, ERB will supplement or amend the ERB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ERB Disclosure Schedule or which is necessary to correct any information in such ERB Disclosure Schedule which has been rendered inaccurate thereby.  Notwithstanding the foregoing, ERB shall promptly notify DNB if any representation or warranty of ERB becomes materially inaccurate but in no event more than five (5) Business Days after ERB has Knowledge of such material inaccuracy.  No supplement or amendment to such ERB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.            Consents and Approvals of Third Parties.
ERB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.
6.8.            Reasonable Best Efforts.
Subject to the terms and conditions herein provided, ERB agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
6.9.            Failure to Fulfill Conditions.
In the event that ERB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify DNB.
6.10.            No Solicitation.
6.10.1.                  ERB shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the "Representatives") not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than DNB) any information or data with respect to ERB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c)  release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which ERB is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.  Any violation of the foregoing restrictions by ERB or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of ERB or otherwise, shall be deemed to be a breach of this Agreement by ERB.  ERB and its Subsidiaries shall, and shall cause each of ERB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from DNB), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.  For purposes of this Agreement, "Acquisition Transaction" shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving ERB or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of ERB or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of ERB and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of ERB or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of ERB or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2.                  Notwithstanding Section 6.10.1, ERB may take any of the actions described in clause (b) of the first paragraph of Section 6.10.1 if, but only if, (a) ERB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of ERB determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; (c) ERB has provided DNB with at least two (2) Business Days prior notice of such determination to take any of the actions described in clause (b) of the first paragraph of Section 6.10.1; (d) prior to furnishing or affording access to any information or data with respect to ERB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, ERB receives from such Person a confidentiality agreement with terms no less favorable to ERB than those contained in the Confidentiality Agreements; and (e) the Board of Directors of ERB determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. ERB shall promptly provide to DNB any non-public information regarding ERB or its subsidiaries provided to any other Person that was not previously provided to DNB, such additional information to be provided no later than the date of provision of such information to such other party.
For purposes of this Agreement, "Superior Proposal" shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of ERB reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of ERB Common Stock or all, or substantially all, of the assets of ERB and its Subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of ERB Common Stock that is more favorable than the Merger Consideration to be paid to ERB's shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing of the proposed transaction beyond the identity of such Person making such proposal or other factors and risks in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to ERB than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3.                  ERB shall promptly (and in any event within forty-eight (48) hours) notify DNB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, ERB or any ERB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.  ERB agrees that it shall keep DNB informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
6.10.4.                  Neither the Board of Directors of ERB nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to DNB in connection with the transactions contemplated by this Agreement (including the Merger), the ERB Recommendation (as defined in Section 8.1.1), or make any statement, filing or release, in connection with the ERB Shareholders Meeting or otherwise, inconsistent with the ERB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the ERB Recommendation); (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (c) enter into (or cause ERB or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (i) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (ii) requiring ERB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
6.10.5.                  Notwithstanding Section 6.10.4, prior to the date of ERB Shareholders Meeting, the Board of Directors of ERB may approve or recommend to the shareholders of ERB a Superior Proposal and withdraw, qualify or modify the ERB Recommendation in connection therewith (a "ERB Subsequent Determination") after the third (3rd) Business Day following DNB's receipt of a notice (the "Notice of Superior Proposal") from ERB advising DNB that the Board of Directors of ERB has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that ERB shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that ERB proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (a) the Board of Directors of ERB has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to ERB under applicable law, and (b) at the end of such three (3) Business Day period or the two (2) Business Day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by DNB since its receipt of such Notice of Superior Proposal (provided, however, that DNB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Board of Directors of ERB has again in good faith made the determination (i) in clause (a) of this Section 6.10.5 and (ii) that such Acquisition Proposal constitutes a Superior Proposal.  Notwithstanding the foregoing, the changing, qualifying or modifying of the ERB Recommendation or the making of a ERB Subsequent Determination by the Board of Directors of ERB shall not change the approval of the Board of Directors of ERB for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the ERB Voting Agreements and the transactions contemplated hereby, including the Merger.

6.10.6.                  Nothing contained in Section 6.10 shall prohibit ERB or the Board of Directors of ERB from complying with ERB's obligations under Rules 14d-9 (as if such rule were applicable to ERB) and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the ERB Recommendation unless the Board of Directors of ERB reaffirms the ERB Recommendation in such disclosure.
6.11.            Reserves and Merger-Related Costs.
ERB agrees to consult with DNB with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves).  DNB and ERB shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as DNB shall reasonably request and which are not inconsistent with GAAP; provided that no such actions need be effected (i) until DNB shall have irrevocably certified to ERB that all conditions set forth in Article IX to the obligation of DNB to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived and (ii) more than five (5) Business Days prior to the Closing Date.
6.12.            ERB Board of Directors and Committee Meetings.
ERB shall permit a representative of DNB to attend any meeting of the Board of Directors of ERB or the Executive, Asset-Liability and Loan Committees (including loan review and any other loan committees) thereof as an observer; provided that ERB shall not be required to permit the DNB representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of ERB or during any other matter that the respective Board of Directors or committee thereof has reasonably determined to be confidential with respect to DNB's participation.

ARTICLE VII
 COVENANTS OF DNB
7.1.            Conduct of Business.
During the period from the date of this Agreement to the Effective Time, except with the written consent of ERB, which consent will not be unreasonably withheld, DNB will, and it will cause each DNB Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.
7.2.            Current Information.
During the period from the date of this Agreement to the Effective Time as necessary, DNB will cause one or more of its representatives to confer with representatives of ERB and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as ERB may reasonably request.  DNB will promptly notify ERB, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving DNB and any DNB Subsidiary.  DNB shall be reasonably responsive to requests by ERB for access to such information and personnel regarding DNB and its Subsidiaries as may be reasonably necessary for ERB to confirm that the representations and warranties of DNB contained herein are true and correct and that the covenants of DNB contained herein have been performed in all material respects; provided, however, that DNB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in DNB's reasonable judgment, would interfere with the normal conduct of DNB's business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.
7.3.            Financial and Other Statements.
DNB will make available to ERB the Securities Documents filed by it with the SEC under the Securities Laws.  DNB will furnish to ERB copies of all documents, statements and reports that it or DNB Bank intends to file with any Bank Regulator with respect to the Merger.  DNB will furnish to ERB copies of all documents, statements and reports that it sends to the shareholders of DNB.

7.4.            Disclosure Supplements.
From time to time prior to the Effective Time as necessary, DNB will supplement or amend the DNB Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such DNB Disclosure Schedule or which is necessary to correct any information in such DNB Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to such DNB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
7.5.            Consents and Approvals of Third Parties.
DNB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.
7.6.            Reasonable Best Efforts.
Subject to the terms and conditions herein provided, DNB agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
7.7.            Failure to Fulfill Conditions.
In the event that DNB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify ERB.
7.8.            Employee Benefits.
7.8.1.                  Prior to the Effective Time, DNB shall take all reasonable action so that employees of ERB and its Subsidiaries who become employees of DNB or a DNB Subsidiary ("Continuing Employees") shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each of the DNB Compensation and Benefit Plans to the same extent as similarly-situated employees of DNB and its Subsidiaries (it being understood that inclusion of the employees of ERB and its Subsidiaries in the DNB Compensation and Benefit Plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any DNB Stock Plan shall be at the discretion of DNB).  Notwithstanding the foregoing, DNB may determine to continue any of the employee benefit plans, programs or arrangements  of ERB or any its Subsidiaries for Continuing Employees in lieu of offering participation in the DNB Compensation and Benefit Plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the corresponding DNB Compensation and Benefit Plans, provided the result is the provision of benefits to Continuing Employees that are substantially similar to the benefits provided to the employees of DNB and its Subsidiaries generally.  Should DNB notify ERB in advance of the Effective Time that it wishes ERB or any ERB Subsidiary to terminate any ERB Compensation and Benefit Plan prior to the Effective Time, ERB shall take all steps necessary to comply with such request prior to the Effective Time; provided that ERB shall have no obligation to terminate any such plan unless and until DNB shall have irrevocably certified to ERB that all conditions set forth in Article IX to the obligation of DNB to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.  DNB shall cause each DNB Compensation and Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for the accrual of benefits, except as specifically set forth herein) under the DNB Compensation and Benefit Plans the service of such Continuing Employees with ERB and its Subsidiaries or any predecessor thereto prior to the Effective Time; provided, however, that credit for benefit accrual purposes shall be given for purposes of DNB vacation and other leave policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan or practice of DNB and its Subsidiaries as set forth in DNB Disclosure Schedule 7.8.1.  This Agreement shall not be construed to limit the ability of DNB or DNB Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2.                  DNB shall honor the terms of all ERB Compensation and Benefit Plans set forth in ERB Disclosure Schedule 4.12.1 and specifically identified on such schedule as being subject to honor by DNB.  Notwithstanding the foregoing, ERB (or DNB if the Effective Time has occurred prior to November 1, 2016) shall provide written notice to all plan participants of the ERB Simple IRA Plan no later than November 1, 2016 that such plan will terminate as of December 31, 2016.
7.8.3.                  Any employee of ERB or any ERB Subsidiary who is not a party to an employment, consulting, change in control or severance agreement or contract providing severance payments and whose employment is terminated (other than for circumstances constituting cause as defined in DNB Disclosure Schedule 7.8.3) on or after the date hereof and at or before the Effective Time or within twelve (12) months after the Effective Time, shall receive severance pay upon the effective date of a general release signed by the employee in an amount equal to two (2) weeks of such employee's regular pay for each full year that such employee was employed by ERB, any ERB Subsidiary or any successor thereto, with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks.
7.8.4.                  In the event of any termination of any medical, dental, health or disability plan (collectively, "health plans") of ERB and its Subsidiaries or the consolidation of any such health plans with a corresponding health plan of DNB and its Subsidiaries, DNB shall make available to Continuing Employees and their dependents employer-provided coverage under the corresponding health plans of DNB and its Subsidiaries on the same basis as it provides coverage to employees of DNB and its Subsidiaries, provided that DNB shall cause each such plan to (a) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable health plans of ERB and its Subsidiaries, (b) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their dependents under the health plans of ERB and its Subsidiaries during the portion of the plan year prior to participation in the corresponding health plan of DNB and its Subsidiaries, and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the Continuing Employees and their dependents on or after the Effective Time, in each case to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous health plan of ERB or its Subsidiaries prior to the Effective Time.  Unless a Continuing Employee affirmatively terminates coverage under a health plan of ERB and its Subsidiaries prior to the time that such Continuing Employee becomes eligible to participate in the corresponding health plan of DNB and its Subsidiaries, no coverage of any of the Continuing Employees or their dependents shall terminate under any health plan of ERB and its Subsidiaries prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of DNB and its Subsidiaries and their dependents.  In the event of a termination or consolidation of any health plan of ERB and its Subsidiaries, terminated employees of ERB and its Subsidiaries and qualified beneficiaries will have the right to continued coverage under group health plans of DNB and its Subsidiaries in accordance with COBRA.

7.8.5.                  Notwithstanding anything to the contrary contained herein, pursuant to terms and conditions mutually agreed to by ERB and DNB after the date hereof, ERB may pay cash retention bonuses to employees of ERB and its Subsidiaries who are selected by the chief executive officer of ERB in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the date of the data processing systems conversion or such other date mutually agreed to by ERB and DNB, provided that the aggregate amount of such retention bonuses shall not exceed $100,000.
7.8.6.                  In connection with the execution of this Agreement, DNB shall enter into and shall execute and deliver to ERB employment agreements with Christopher P. McGill and Jerry Cotlov in the form included in DNB Disclosure Schedule 7.8.6 (the "Employment Agreements"), which agreements shall become effective as of the Effective Time.
7.9.            Directors and Officers Indemnification and Insurance.
7.9.1.                  For a period of six (6) years after the Effective Time, DNB shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of ERB or a ERB Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of DNB, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director or officer of ERB or a ERB Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by ERB under the Pennsylvania Banking Code of 1965 and under ERB's articles of incorporation and bylaws or equivalent governing documents of any ERB Subsidiary, as applicable, in each case as in effect on the date hereof.  DNB shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by ERB under the Pennsylvania Banking Code of 1965 and under ERB's articles of incorporation and bylaws upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify DNB (but the failure so to notify DNB shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure prejudices DNB) and shall deliver to DNB the undertaking referred to in the previous sentence.  Without limiting the foregoing, in any case in which approval by DNB, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between DNB and the Indemnified Party.  Nothing contained in Section 7.9 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of ERB may have under applicable law or regulation or ERB's articles of incorporation, bylaws or the equivalent documents of any Subsidiary of ERB, as applicable, in each case as in effect on the date hereof, which DNB agrees to honor in accordance with their terms.

7.9.2.                  In the event that either DNB or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of DNB shall assume the obligations set forth in this Section 7.9.
7.9.3.                  DNB shall maintain, or shall cause DNB Bank to maintain, in effect for six (6) years following the Effective Time, the current directors' and officers' liability insurance policies covering the officers and directors of ERB (provided, that DNB may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall DNB be required to expend per year pursuant to this Section 7.9.3 more than two hundred twenty five percent (225%) of the annual cost currently expended by ERB with respect to such insurance (the "Maximum Amount"); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, DNB shall maintain the most advantageous policies of directors' and officers' insurance obtainable for a premium equal to the Maximum Amount.  In connection with the foregoing, ERB agrees in order for DNB to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.
7.9.4.                  The obligations of DNB provided under this Section 7.9 are intended to be enforceable against DNB directly by the Indemnified Parties and their respective heirs and representatives and shall be binding on all respective successors and permitted assigns of DNB.

7.10.            Stock Listing.
Prior to the Effective Time, DNB will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of the DNB Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of DNB Common Stock to be issued in the Merger.
7.11.            Stock and Cash Reserve.
DNB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts (at either the DNB or DNB Bank level) or borrowing capacity to fulfill its obligations under this Agreement.
7.12.            DNB/DNB Bank Board of Directors
Following the date of this Agreement, DNB and DNB Bank shall take all action necessary to (a) cause each of their boards of directors to be increased by three members, effective immediately following the Effective Time, and (b) elect John F. McGill and two other current directors of ERB selected by ERB and reasonably acceptable to DNB from the list set forth in DNB Disclosure Schedule 7.12 (the "ERB Directors") as independent directors to each of DNB and DNB Bank in the class of directors whose terms expire at the 2017, 2018 and, with respect to Mr. McGill, 2019 annual meeting of shareholders of DNB, respectively.  At the end of the initial term of each of such ERB Director, he will be re-nominated for at least one additional three-year term, subject to the fiduciary duties of the board of directors and any applicable eligibility requirements set forth in DNB's and DNB Bank's articles of incorporation, articles of association, bylaws, or nominating and corporate governance committee guidelines, or any applicable law, rule, regulation or listing standard.  Upon election to the boards of directors of DNB and DNB Bank, John F. McGill shall be appointed Vice Chairman of the DNB and DNB Bank boards of directors, subject to the fiduciary duties of the board of directors and any applicable eligibility requirements set forth in DNB's and DNB Bank's articles of incorporation, articles of association, bylaws, or nominating and corporate governance committee guidelines, or any applicable law, rule, regulation or listing standard.  The ERB Directors will also have appropriate representation on committees of DNB and DNB Bank as set forth in DNB Disclosure Schedule 7.12. In the event an ERB Director is unable to complete his term or elects to not stand for re-election following his initial term, the remaining former directors of ERB then serving on the DNB board of directors will be permitted to nominate a replacement director for consideration by DNB's nominating and corporate governance committee and board of directors, subject to such Person's compliance with the eligibility requirements set forth in DNB's and DNB Bank's articles of incorporation, articles of association, bylaws or nominating and corporate governance committee guidelines, or any applicable law, rule, regulation or listing standard and to the boards' fiduciary duty.

ARTICLE VIII
 REGULATORY AND OTHER MATTERS
8.1.            Shareholder Meetings.
8.1.1.                  ERB will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "ERB Shareholders Meeting"), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in ERB's reasonable judgment, necessary or desirable, and (b) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the ERB shareholders (the "ERB Recommendation"). Subject to Section 6.10.5, the Board of Directors of ERB shall use its reasonable best efforts to obtain from the shareholders of ERB the required vote to approve the merger, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement-Prospectus) that they adopt and approve this Agreement and the transactions contemplated hereby. ERB shall, upon request by DNB, engage a proxy solicitor reasonably acceptable to DNB to assist in the solicitation of proxies from shareholders relating to the required vote.  ERB shall adjourn or postpone the ERB Shareholders Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of ERB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting ERB has not received proxies representing a sufficient number of shares necessary to obtain the vote required to approve this Agreement and the transactions contemplated hereby; provided, however that no more than one adjournment for a period of not more than 30 days shall be required hereby. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the ERB Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of ERB at the ERB Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve ERB of such obligation.
8.1.2.                  DNB will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "DNB Shareholders Meeting"), for the purpose of considering the issuance of shares of DNB Common Stock in connection with the Merger, and for such other purposes as may be, in DNB's reasonable judgment, necessary or desirable, and (b)  have its Board of Directors recommend approval to the DNB shareholders of the issuance of shares of DNB Common Stock in connection with the Merger (the "DNB Recommendation").
8.2.            Proxy Statement-Prospectus.
8.2.1.                  For the purposes (x) of registering DNB Common Stock to be offered to holders of ERB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the ERB Shareholders Meeting and the DNB Shareholders Meeting, DNB shall draft and prepare, and ERB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement of ERB, a proxy statement of DNB and a prospectus of DNB satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the ERB and DNB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus").  DNB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of DNB and ERB shall use their commercially reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of ERB and DNB shall thereafter promptly mail the Proxy Statement-Prospectus to the ERB and DNB shareholders.  DNB shall also use its commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and ERB shall furnish all information concerning ERB and the holders of ERB Common Stock as may be reasonably requested in connection with any such action.

8.2.2.                  ERB shall provide DNB with any information concerning itself that DNB may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and DNB shall notify ERB promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to ERB promptly copies of all correspondence between DNB or any of their representatives and the SEC.  DNB shall give ERB and its counsel reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give ERB and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of DNB and ERB agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of ERB Common Stock and DNB Common Stock entitled to vote at their respective ERB Shareholders Meeting and DNB Shareholders Meeting at the earliest practicable time.
8.2.3.                  ERB and DNB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, ERB shall cooperate with DNB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and DNB shall file an amended Merger Registration Statement with the SEC, and each party shall mail an amended Proxy Statement-Prospectus to its respective shareholders.
8.3.            Regulatory Approvals.
Each of ERB and DNB will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings within forty-five (45) days after the date of this Agreement or as soon as practicable thereafter and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.  ERB and DNB will furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of ERB or DNB to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement.  Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.  Each party shall give the other party and its counsel reasonable opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give the other party and its counsel reasonable opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX
 CLOSING CONDITIONS
9.1.            Conditions to Each Party's Obligations under this Agreement.
The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:
9.1.1.                  Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of ERB and shareholders of DNB shall have approved the issuance of shares of DNB Common Stock in connection with the Merger.
9.1.2.                  Orders and Prohibitions.  None of ERB, DNB or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.
9.1.3.                  Regulatory Approvals.  All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of DNB, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of ERB and DNB or materially impair the value of ERB to DNB.

9.1.4.                  Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of DNB Common Stock in the Merger is subject to the "Blue Sky" laws of any state, shall not be subject to a stop order of any state securities commissioner.
9.1.5.                  Nasdaq Listing.  The shares of DNB Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.
9.1.6.                  Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, DNB shall have received an opinion of Stradley Ronon Stevens & Young, LLP, and ERB shall have received an opinion of Silver, Freedman, Taff & Tiernan LLP, each reasonably acceptable in form and substance to DNB and ERB, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering the tax opinion described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of DNB and ERB and their respective Subsidiaries.
9.2.            Conditions to the Obligations of DNB under this Agreement.
The obligations of DNB under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 at or prior to the Closing Date:
9.2.1.                  Representations and Warranties.  Each of the representations and warranties of ERB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that the representations and warranties in Sections 4.11.4 and 4.17 shall be true and correct in all material respects and provided, further, none of the ERB MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and ERB shall not be deemed to have breached any ERB MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty).  ERB shall have delivered to DNB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of ERB as of the Effective Time.
9.2.2.                  Agreements and Covenants.  ERB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and DNB shall have received a certificate signed on behalf of ERB by the Chief Executive Officer and Chief Financial Officer of ERB to such effect dated as of the Effective Time.

9.2.3.                  Permits, Authorizations, Etc.  ERB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.
9.2.4.                  Dissenters' Rights.  Holders of no more than fifteen percent (15%) of the issued and outstanding shares of ERB shall have exercised their statutory appraisal or dissenters' rights pursuant to Section 3.3.10 hereof prior to the Closing Date.
9.2.5.                  No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to ERB.
ERB will furnish DNB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as DNB may reasonably request.
9.3.            Conditions to the Obligations of ERB under this Agreement.
The obligations of ERB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:
9.3.1.                  Representations and Warranties.  Each of the representations and warranties of DNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the DNB MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and DNB shall not be deemed to have breached any DNB MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty).  DNB shall have delivered to ERB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of DNB as of the Effective Time.
9.3.2.                  Agreements and Covenants.  DNB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and ERB shall have received a certificate signed on behalf of DNB by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.                  Permits, Authorizations, Etc.  DNB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.
9.3.4.                  Payment of Merger Consideration.  DNB shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide ERB with a certificate evidencing such delivery.
9.3.5.                  No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to DNB or DNB Bank.
DNB will furnish ERB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as ERB may reasonably request.
ARTICLE X
 THE CLOSING
10.1.            Time and Place.
Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Stradley Ronon Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, PA at 10:00 a.m. on the Closing Date, or at such other place or time upon which DNB and ERB mutually agree.  A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Stradley Ronon Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, PA at 10:00 a.m. on the Business Day prior to the Closing Date.
10.2.            Deliveries at the Pre-Closing and the Closing.
At the Pre-Closing there shall be delivered to DNB and ERB the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof.  At or prior to the Closing, DNB shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.
ARTICLE XI
 TERMINATION, AMENDMENT AND WAIVER
11.1.            Termination.
This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of ERB or DNB:
11.1.1.                  At any time by the mutual written agreement of DNB and ERB;

11.1.2.                  By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by ERB) or Section 9.3.1 (in the case of a breach of a representation or warranty by DNB);
11.1.3.                  By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by ERB) or Section 9.3.2 (in the case of a breach of covenant by DNB);
11.1.4.                  At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by DNB and ERB; provided that no party may terminate this Agreement pursuant to this Section 11.1.4 in the event that any action or failure to act by such party has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
11.1.5.                  By the Board of Directors of either party if (a) the shareholders of ERB shall have voted at the ERB Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (b) the shareholders of DNB shall have voted at the DNB Shareholders Meeting on the issuance of shares of DNB Common Stock in connection with the Merger, and such vote shall not have been sufficient to approve such issuance;
11.1.6.                  By the Board of Directors of either party if (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (b) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7.                  By ERB at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (A) and (B) exist:
(A)            the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and
(B)            (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "DNB Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the "Index Ratio"); subject to the following: if ERB elects to exercise its termination right pursuant to Section 11.1.7, it shall give prompt written notice to DNB; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five (5) business days after receipt of such notice, DNB shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (A) or (B) above shall be deemed not to exist.
For purposes hereof, the condition set forth in clause (A) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Per Share Stock Consideration (calculated by using the Average Closing Price, as provided in the definition of "Adjusted Per Share Stock Consideration") after such increase is not less than 80% of the Adjusted Per Share Stock Consideration calculated by using the Starting Price in lieu of the Average Closing Price.
For purposes hereof, the condition set forth in clause (B) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted DNB Ratio is not less than the Index Ratio.
If DNB makes this election, within such period, it shall give prompt written notice to ERB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.7 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to "Exchange Ratio" and "Per Share Stock Consideration" shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 11.1.7.
For purposes of this Section 11.1.7, the following terms shall have the meanings indicated:
"Adjusted DNB Ratio" means the number obtained by dividing (x) the sum of (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of ERB Common Stock outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of DNB Common Stock shall be deemed to be the Average Closing Price.

"Adjusted Per Share Stock Consideration" means the product of the Per Share Stock Consideration times the Average Closing Price.
"Average Closing Price" means the average of the last reported sale prices per share of DNB Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.
"Determination Date" shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the Nasdaq Stock Market, the trading day immediately preceding such calendar day.
"Index Price" on a given date means the closing price of the NASDAQ Bank Index.
"Starting Date" means the trading day on the NASDAQ Stock Market immediately preceding the day on which the parties publicly announce the signing of this Agreement.
"Starting Price" means $29.16.
If DNB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of DNB shall be appropriately adjusted for the purposes of applying this Section 11.1.7.
11.1.8.                  By the Board of Directors of DNB if ERB has received a Superior Proposal and, in accordance with Section 6.10 of this Agreement, the Board of Directors of ERB has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdrawn the ERB Recommendation, failed to make the ERB Recommendation or modified or qualified the ERB Recommendation in a manner adverse to DNB;
11.1.9.                  By the Board of Directors of ERB if ERB has received a Superior Proposal and, in accordance with Section 6.10 of this Agreement, the Board of Directors of ERB has made a determination to accept such Superior Proposal.
11.2.            Effect of Termination.
11.2.1.                  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.                  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(A)            Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(B)            In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.
(C)            As a condition of DNB's willingness, and in order to induce DNB, to enter into this Agreement, and to reimburse DNB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, ERB hereby agrees to pay DNB, and DNB shall be entitled to payment of an amount equal to the sum of all costs and expenses incurred by DNB in connection with the transactions contemplated hereby, including the documented fees of DNB's attorneys, accountants and financial advisors, and a termination fee of $1,390,000 (collectively, the "DNB Payment").  The DNB Payment shall be paid within three (3) Business Days after written demand for payment is made by DNB, following the occurrence of any of the events set forth below:
(i)            ERB terminates this Agreement pursuant to Section 11.1.9 or DNB terminates this Agreement pursuant to Section 11.1.8; or
(ii)            The entering into a definitive agreement by ERB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving ERB within twelve (12) months after the occurrence of any of the following: (a) the termination of the Agreement by DNB pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by ERB; or (b) the failure of the shareholders of ERB to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.
(D)            The right to receive the DNB Payment under Section 11.2.2(C) will constitute the sole and exclusive remedy of DNB against ERB and its Subsidiaries and their respective officers and directors with respect to a termination under (i) or (ii) above.  ERB acknowledges that the agreements contained in Section 11.2.2(C) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, DNB would not enter into this Agreement.  Accordingly, if ERB fails to pay in a timely manner the amounts due under Section 11.2.2(C), and, in order to obtain such payment, DNB makes a claim that results in a judgment against ERB for the amounts set forth in Section 11.2.2(C), ERB shall pay to DNB the reasonable costs and expenses of DNB (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 11.2.2(C) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.

11.3.            Amendment, Extension and Waiver.
Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of ERB and DNB), the parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of ERB or the approval of the issuance of shares of DNB Common Stock in connection with the Merger by the shareholders of DNB, no amendment to this Agreement may be made which under applicable law or the applicable listing and corporate governance rules and regulations of NASDAQ further approval by the shareholders of ERB or DNB is required, unless such further shareholder approval is so obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE XII
 MISCELLANEOUS
12.1.            Confidentiality.
Except as specifically set forth herein, DNB and ERB mutually agree to be bound by the terms of the confidentiality agreements dated October 19, 2015 and February 2, 2016 (the "Confidentiality Agreements"), previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference.  The parties hereto agree that the Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.
12.2.            Public Announcements.
ERB and DNB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law or the applicable listing and corporate governance rules and regulations of NASDAQ, neither ERB nor DNB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.
12.3.            Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.            Notices.
All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by prepaid United States registered or certified mail, return receipt requested, or sent by a nationally recognized overnight courier addressed as follows:
If to ERB, to:	Jef McGill, Chairman East River Bank 4341 Ridge Avenue Philadelphia, PA 19129 Fax: 267.295.6421

With required copies (which shall not constitute notice) to:	Raymond A. Tiernan, Esquire Philip Ross Bevan, Esquire Silver, Freedman, Taff & Tiernan LLP 3299 K Street, NW, Suite 100 Washington, DC 20007

If to DNB, to:	William J. Hieb, CEO and President DNB Financial Corporation 4 Brandywine Avenue Downingtown, PA 19335 Fax: 484.359.3176

With required copies (which shall not constitute notice) to:	Christopher S. Connell, Esquire Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103
or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier if next Business Day delivery is requested by the sender.
12.5.            Parties in Interest.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.            Complete Agreement.
This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.
12.7.            Counterparts.
This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
12.8.            Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
12.9.            Governing Law.
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws.
12.10.            Interpretation.
When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1").  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  All documents and information set forth in DNB's Securities Documents shall be deemed to have been "made available" or "provided" to ERB.

12.11.            Specific Performance; Jurisdiction.
12.11.1.                  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Eastern District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive any defense that a remedy at law would be adequate and any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining specific performance relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Eastern District of Pennsylvania or any state court located in the Commonwealth of Pennsylvania.
12.11.2.                  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.2.

IN WITNESS WHEREOF, DNB and ERB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.
DNB Financial Corporation

By: /s/ William J. Hieb
Name: William J. Hieb
Title: President and CEO

East River Bank

By: /s/ John F. McGill
Name: John F. McGill
Title: Chairman

EXHIBIT A

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER ("Plan of Merger") dated ________, 2016 is by and between East River Bank, a Pennsylvania-chartered savings bank ("ERB"), and DNB First, N.A., a national bank ("DNB").

Background:

WHEREAS, ERB is a Pennsylvania-chartered savings bank. The authorized capital stock of ERB consists of 10,000,000 shares of common stock, par value $0.10 per share, of which ___________ shares of common stock will be issued and outstanding at the Effective Time;
WHEREAS, in accordance with the terms of that certain Agreement and Plan of Merger, dated April 4, 2016 (the "Agreement"), by and between DNB Financial Corporation, a Pennsylvania corporation ("DNBF") and ERB, ERB will be merged with and into DNB pursuant to the terms of the Agreement and this Plan of Merger;
WHEREAS, the respective Boards of Directors of ERB and DNB have determined that the merger of ERB with and into DNB, with DNB being the surviving institution (the "Resulting Institution"), under and pursuant to the terms and conditions set forth herein (said transaction being hereinafter referred to as the "Bank Merger") is in the best interests of ERB and DNB;
WHEREAS, the Agreement, including the form of this Plan of Merger (which constitutes Exhibit A of the Agreement) has been approved by the unanimous written consent of the sole shareholder of DNB and the requisite vote of the shareholders of ERB; and
WHEREAS, the transactions contemplated by the Agreement and this Plan of Merger must be approved by the Office of the Comptroller of the Currency ("OCC").
NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:
1.            Merger. At and on the Effective Time (as defined below) of the Bank Merger, ERB shall be merged with and into DNB with DNB surviving as the Resulting Institution.  DNBF shall be the owner, of 100% of the outstanding common stock of the Resulting Institution.
2.            Effective Time. The Bank Merger shall become effective at and as of such date and time as are mutually agreed to by DNB and ERB, subject to the approval of the OCC in connection with its approval of the Bank Merger.  The time that the Bank Merger shall become effective is hereinafter referred to as the "Effective Time."

3.            Conversion of ERB Common Stock. As provided in Article III of the Agreement, as of the Effective Time, each share of common stock, par value $0.10 per share, of ERB ("ERB Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive the Per Share Stock Consideration and/or the Per Share Cash Consideration, determined in accordance with the terms of the Agreement and subject to adjustment as provided therein. At and after the Effective Time, each share of DNB common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

4.            Articles of Association.  At the Effective Time, the articles of association of the Resulting Institution shall be the articles of association of DNB as in effect immediately prior to the Bank Merger, until thereafter amended in accordance with applicable law.

5.            Name.  The name of the Resulting Institution shall be DNB First, N.A.
6.            Offices.  The home office of the Resulting Institution shall be 4 Brandywine Avenue, Downingtown, Pennsylvania 19335.
7.            Directors and Officers.  The directors of DNB immediately prior to the Effective Time together with John F. McGill, ______________ and _____________ (who shall become directors pursuant to Section 7.12 of the Agreement) shall be the directors of the Resulting Institution immediately after the Effective Time. The officers of DNB immediately prior to the Effective Time together with Christopher P. McGill and Jerry Cotlov (who shall become officers pursuant to Section 7.8.6 of the Agreement) shall be the officers of the Resulting Institution immediately after the Effective Time.
8.            Rights and Duties of the Resulting Institution.  The business of the Resulting Institution shall be that of a national bank, as provided for in its articles of association and the National Bank Act.  All assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of DNB and ERB shall be automatically transferred to and vested in the Resulting Institution by virtue of the Bank Merger without any deed or other document of transfer.  The Resulting Institution without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by DNB and ERB, respectively.  The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both DNB and ERB, immediately prior to the Bank Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of DNB and ERB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either DNB or ERB.  Deposit accounts shall be deemed issued in the name of the Resulting Institution in accordance with applicable OCC regulations.  All rights of creditors and other obligees and all liens on property of either DNB or ERB shall be preserved, shall be assumed by the Resulting Institution and shall not be released or impaired.  The sole shareholder of the Resulting Institution shall possess all the voting rights with respect to the shares of stock of the Resulting Institution.

9.             Termination.  This Plan of Merger shall terminate upon the termination of the Agreement in accordance with its terms.  This Plan of Merger also may be terminated at any time prior to the Effective Time by mutual consent of DNB and ERB in a written instrument, if and to the extent authorized by the respective Boards of Directors of DNB and ERB.  In the event of the termination of this Plan of Merger as provided in this Section 9, this Plan of Merger shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Plan of Merger on the part of any of the parties hereto or any of their respective directors, officers or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Plan of Merger.
10.            Conditions Precedent.  The obligations of the parties under this Plan of Merger to consummate the Bank Merger shall be subject to: (i) the approval of the Agreement including the form of this Plan of Merger by the affirmative vote of DNBF as the sole shareholder of DNB and by the requisite vote of shareholders of ERB at a meeting of shareholders of ERB duly called and held (or by consent or consents in lieu thereof); (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required, including, but not limited to, the consents, approvals and authorizations of the OCC; (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger and (iv) the satisfaction or waiver, where permissible, of all closing conditions contained in Article IX of the Agreement.

11.            Other Terms.  All terms used in this Plan of Merger shall, unless defined herein, have the meanings set forth in the Agreement.

12.            Countersignatures.  This Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Signature Page Follows

IN WITNESS WHEREOF, the parties have caused this Bank Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

DNB FIRST, N.A.

[SEAL]
By:
Name:
Title:

By:
Name:
Title:

EAST RIVER BANK

[SEAL]
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B
FORM OF VOTING AGREEMENT
April 4, 2016
East River Bank
4341 Ridge Avenue
 Philadelphia, PA  19129
DNB Financial Corporation
4 Brandywine Avenue
 Downingtown, PA  19335
Ladies and Gentlemen:
DNB Financial Corporation ("DNB") and East River Bank ("ERB") have entered into an Agreement and Plan of Merger dated as of April 4, 2016 (the "Merger Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) ERB will merge with and into DNB First, N.A. ("DNB Bank"), with DNB Bank surviving the merger (the "Merger"); and (b) the shareholders of ERB will receive common stock of DNB and/or cash consideration as stated in the Merger Agreement.
DNB has requested, as a condition to its execution and delivery to ERB of the Merger Agreement, that the undersigned, being directors and executive officers of ERB, execute and deliver to DNB this Letter Agreement.
Each of the undersigned, in order to induce DNB to execute and deliver to ERB the Merger Agreement, and intending to be legally bound, hereby irrevocably:
(a)            Agrees to be present (in person or by proxy) at all meetings of shareholders of ERB called to vote for approval of the Merger so that all shares of common stock of ERB over which the undersigned or a member of the undersigned's immediate family now has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of ERB), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving ERB, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;
(b)            Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of ERB, to approve or adopt the Merger Agreement;

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(c)            Agrees not to sell, transfer or otherwise dispose of any common stock of ERB on or prior to the date of the meeting of ERB shareholders to vote on the Merger Agreement, except (i) for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, to a lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons; provided that the transferee agrees in writing to be bound by the terms of this letter agreement or (ii) except in connection with the exercise of outstanding stock options in order to pay the exercise price of such stock options or any withholding taxes triggered by such exercise; and
(d)            Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.
The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

The undersigned intend to be legally bound hereby.
Sincerely,

Name:
Title:

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